     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 29, 2001
                                                       REGISTRATION NO. 333 -

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                       ECHOSTAR COMMUNICATIONS CORPORATION
             (Exact name of registrant as specified in its charter)

                  Nevada                                    88-0336997
       (State or other jurisdiction                       (IRS Employer
     of incorporation or organization)                 Identification No.)

                            5701 South Santa Fe Drive
                            Littleton, Colorado 80120
                                 (303) 723-1000
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive office)

                                   ----------

                            David K. Moskowitz, Esq.
              Senior Vice President, General Counsel and Secretary
                       EchoStar Communications Corporation
                            5701 South Santa Fe Drive
                            Littleton, Colorado 80120
                                 (303) 723-1000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 With copies to:

                            Raymond L. Friedlob, Esq.
                              John W. Kellogg, Esq.
                                Ralea Sluga, Esq.
                  Friedlob Sanderson Paulson & Tourtillott, LLC
                         1400 Glenarm Place, Third Floor
                             Denver, Colorado 80202
                                 (303) 571-1400

                                   ----------

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please the following box. [ ]


                                            CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------
  TITLE OF EACH CLASS OF SECURITIES TO BE      AMOUNT TO BE        PROPOSED      PROPOSED MAXIMUM      AMOUNT OF
                REGISTERED                      REGISTERED         MAXIMUM          AGGREGATE        REGISTRATION
                                                                   OFFERING     OFFERING PRICE(1)         FEE
                                                                  PRICE PER
                                                                     NOTE
-------------------------------------------- ------------------ --------------- ------------------- ----------------
5 3/4 % Convertible Subordinated Notes due      $1,000,000,000            100%      $1,000,000,000         $250,000
2008

Class A Common Stock, $.01 par value (2)(3)         23,100,023              --                  --               --


(1) Equals the aggregate principal amount of the securities being registered pursuant to Rule 457(9).

(2) Represents the number of shares of Class A Common Stock that are issuable upon conversion of the convertible notes. Pursuant to Rule 416, the Registrant is also registering such indeterminate number of shares of Class A Common Stock as may be issuable upon conversion of the convertible notes as a result of the antidilution provisions of the convertible notes.

(3) Pursuant to Rule 457(i), no registration fee is required for these shares.

                                   ----------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


                                      (ii)

                        SUBJECT TO COMPLETION, DATED [ ]

                       ECHOSTAR COMMUNICATIONS CORPORATION

                                 $1,000,000,000

                 5 3/4% CONVERTIBLE SUBORDINATED NOTES DUE 2008
--------------------------------------------------------------------------------

         This prospectus relates to the offer and sale from time to time by certain selling securityholders of our 5 3/4 % Convertible Subordinated Notes due 2008 and the shares of our class A common stock into which the convertible notes are convertible. The convertible notes and shares will be sold at market prices prevailing at the time of sale or at privately negotiated prices. EchoStar will not receive any of the proceeds from the sale by the selling securityholders of the convertible notes by the selling securityholders or the shares into which they are convertible.

THE CONVERTIBLE NOTES:

o        Maturity: May 15, 2008

o Interest: The convertible notes will accrue interest as of the issue date which will be payable semiannually in cash on May 15 and November 15, commencing on November 15, 2001

o Conversion: The convertible notes are convertible into shares of our class A common stock at any time after 90 days following the date of original issuance of the convertible notes at a conversion price of $43.29, subject to adjustment in certain events. Our class A common stock is quoted on the Nasdaq National Market under the symbol "DISH." On August 21, 2001, the closing price of our class A common stock was $27.12 per share.

o Redemption: We can redeem the convertible notes on or after May 15, 2004. Holders of the convertible notes may also require us to redeem all or part of their convertible notes upon a change of control event.

o Ranking: The convertible notes are general unsecured obligations ranking junior to all of our existing and future senior debt. The convertible notes also effectively rank junior to all of our secured debts to the extent of the value of the assets securing such debts and to all of the existing and future debt and other liabilities of our subsidiaries. In addition, they rank equal to our other convertible notes. As of June 30, 2001, the convertible notes ranked junior to $3.0 billion of indebtedness and $1.3 billion of other liabilities of our subsidiaries, and ranked equal to $1.0 billion of our other convertible notes.

TRADING FORMAT:

o The convertible notes are eligible for trading in the PORTAL market of the National Association of Securities Dealers, Inc. The convertible notes are not expected to remain eligible for trading on the PORTAL system and a trading market may not develop for the notes. EchoStar does not intend to apply for listing of the convertible notes on any securities exchange or for quotation through any automated quotation system.

o Our class A common stock is traded on the Nasdaq National Market under the symbol "DISH." On August 21, 2001, the last reported sale price of our common stock on the Nasdaq National Market was $27.12 per share

         We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

  SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR CERTAIN RISKS YOU SHOULD CONSIDER BEFORE YOU PURCHASE ANY CONVERTIBLE NOTES OR SHARES OF CLASS A COMMON STOCK.

--------------------------------------------------------------------------------
Neither the SEC nor any state securities commission has approved or determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

                        Prospectus dated August 29, 2001

                                TABLE OF CONTENTS




Where you Can find more information.........................................3

Forward-looking statements..................................................3

Risk factors................................................................6

Ratio of earnings to fixed charges.........................................23

Description of convertible notes...........................................24

Registration rights........................................................36

Description of our capital stock...........................................38

Summary of certain United States federal income tax considerations.........40

Selling securityholders....................................................45

Plan of distribution.......................................................51

Legal matters..............................................................52

Independent accountants....................................................52


         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND IN ANY ACCOMPANYING PROSPECTUS SUPPLEMENT. NO ONE HAS BEEN AUTHORIZED TO PROVIDE YOU WITH DIFFERENT INFORMATION.

         THE CONVERTIBLE NOTES AND SHARES OF CLASS A COMMON STOCK INTO WHICH THEY ARE CONVERTIBLE ARE NOT BEING OFFERED IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED.

         YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.

                       WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to you free of charge at the SEC's web site at http://www.sec.gov.

    Our class A common stock is traded as "National Market Securities" on the Nasdaq National Market. Material filed by us can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

    The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede previously filed information, including information contained in this document.

    We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering has been completed:

    o    Our Annual Report on Form 10-K for the year ended December 31, 2000;

    o    Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

    o    Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001;

    o Our Current Reports on Form 8-K dated May 22, 2001, May 24, 2001, June 14, 2001, July 12, 2001 and August 6, 2001; and

    o The description of our common stock set forth in our Registration Statement on Form 8-A filed on May 30, 1995.

    You may request free copies of these filings by writing or telephoning us at our principal offices, which are located at the following address:

                       EchoStar Communications Corporation
                            5701 South Santa Fe Drive
                            Littleton, Colorado 80120
                       Attention: David K. Moskowitz, Esq.
                                 (303) 723-1000

                           FORWARD-LOOKING STATEMENTS

    All statements contained in this prospectus, as well as statements made in press releases and oral statements that may be made by us or by officers, directors or employees acting on our behalf, that are not statements of historical fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known or unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The "Risk Factors" section of this prospectus, commencing on page 6, summarizes certain of the material risks and uncertainties that could cause our actual results to differ materially. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements that include the terms "believes," "belief," "expects," "plans," "anticipates," "intends" or the like to be uncertain and forward-looking. All cautionary statements made herein should be read as being applicable to all forward-looking statements wherever they appear. In this connection, investors should consider the risks described herein and should not place undue reliance on any forward-looking statements.

                       ECHOSTAR COMMUNICATIONS CORPORATION

    We are a leading provider of direct broadcast satellite, or DBS, television services in the United States through our DISH Network business unit. We are also an international supplier of digital satellite receiver systems and a provider of other satellite services.

BUSINESS STRATEGY

    Our primary objective is to continue to expand our DISH Network subscriber base and to develop as an integrated, full-service satellite company. To achieve this objective, we plan to:

    o Leverage our significant share of the United States DBS spectrum to offer more channels than any other video provider in the United States, and to offer unique programming services that will differentiate us from our competition. These services include satellite- delivered local channels and niche and foreign language programming services;

    o Offer marketing promotions that will enhance our position as a leading provider of value-oriented programming services and receiver systems;

    o    Expand and improve DISH Network distribution channels;

    o Emphasize one-stop shopping for DBS services and equipment and superior customer service;

    o Utilize our orbital assets and strategic relationships to provide interactive and high speed Internet access to DISH Network customers via one convenient source; and

    o    Develop our EchoStar Technologies Corporation and other businesses.

    From time to time we evaluate opportunities for strategic investments or acquisitions that would complement our current services and products, enhance our technical capabilities or otherwise offer growth opportunities. As a result, acquisition discussions and, in some cases, negotiations may take place and future investments or acquisitions involving cash, debt or equity securities or a combination thereof may result.

THE DISH NETWORK

    We started offering subscription television services on the DISH Network in March 1996. As of June 30, 2001, approximately 6.07 million households subscribed to DISH Network programming services. From January 1, 2000 to December 31, 2000, our market share of net new DBS customers was 55%. We now have six DBS satellites in orbit which enable us to offer over 500 video and audio channels, together with data services and high definition and interactive TV services, to consumers across the continental United States through the use of a small satellite dish. We believe that the DISH Network offers programming packages that have a better "price-to-value" relationship than packages currently offered by most other subscription television providers. As of June 30, 2001, approximately 17.1 million United States households subscribed to direct broadcast satellite and other direct-to-home satellite services. We believe that there continues to be significant unsatisfied demand for high quality, reasonably priced television programming services.

NEW SERVICES AND STRATEGIC INVESTMENTS

    We are continuing to expand our offerings to include interactive, Internet and high-speed data services. During April 2001, we began offering DISH Network customers an interactive digital receiver with a built-in hard disk drive capable of storing up to 30 hours of programming, that permits viewers to pause and record live programs without the need for video tape. We also intend to offer set-top boxes with a wide variety of innovative interactive television services and applications.

    Through our strategic investment in StarBand Communications (formerly Gilat-To-Home), we began offering consumers two-way, "always on," high-speed satellite Internet access along with DISH Network satellite television programming via a single dish in November 2000. We also have a strategic investment in Wildblue Communications (formerly iSky, Inc.), which expects to offer a similar service from Ka-band satellites in the future. We believe these technologies are particularly well-suited for areas without cable or DSL infrastructure. DISH Network customers will need an oblong dish, approximately 24 inches by 36 inches, and other equipment to take advantage of two-way Internet satellite service.

    We are also seeking additional ways to expand our Internet and high-speed data services that may include, but are not limited to, partnerships with third parties who have particular expertise in the high speed transmission of digital information. Although there can be no assurance, we believe we will be able to increase our subscriber base and our average revenue per subscriber by offering these and other similar services.

    While Ka-band spot beam technology is currently in its infancy, and the technology might not develop to the point where it is viable, we believe that spot beam Ka-band satellites could become a cost effective way to offer consumers high speed two way broadband access in the future. We believe that Ka-band technology might play an important role in spanning the "digital divide" between urban consumers with multiple choices for high-speed Internet access and rural consumers with few, if any, choices for high-speed Internet access. We believe the service might also be successfully offered in urban areas as well. In an effort to continue to position ourselves to exploit this potential opportunity, during November 2000, one of our wholly owned subsidiaries purchased a 49.9% interest in VisionStar, Inc. VisionStar holds a Ka-band FCC license, and is constructing a Ka-band satellite, to launch into the 113 degree orbital location.

ECHOSTAR TECHNOLOGIES CORPORATION

    In addition to supplying EchoStar satellite receiver systems for the DISH Network, our EchoStar Technologies Corporation subsidiary supplies similar digital satellite receivers to international satellite TV service operators. In addition to the DISH Network, our two major customers are Via Digital, a subsidiary of Telefonica, Spain's national telephone company, and Bell ExpressVu, a subsidiary of Bell Canada, Canada's national telephone company.

RECENT DEVELOPMENTS

    On August 5, 2001, we announced that we had made a proposal to General Motors to combine Hughes Electronics Corporation with us in a stock-for-stock transaction.

                                  RISK FACTORS

    You should carefully consider all of the information contained in this prospectus before deciding whether to invest in the convertible notes and, in particular, the following factors:

                     RISKS PRIMARILY RELATED TO OUR BUSINESS

WE WILL HAVE SUBSTANTIAL DEBT OUTSTANDING AFTER THE OFFERING AND MAY INCUR ADDITIONAL DEBT, SO WE MAY BE UNABLE TO PAY INTEREST OR PRINCIPAL ON THE CONVERTIBLE NOTES

    As of June 30, 2001, our total debt, including the debt of our subsidiaries, was approximately $5.0 billion.

    Our substantial debt could have significant consequences to you, including:

    o making it more difficult to satisfy our obligations with respect to the convertible notes;

    o increasing our vulnerability to general adverse economic conditions, including changes in interest rates;

    o limiting our ability to obtain additional financing, including financing to satisfy our obligations with respect to the convertible notes;

    o requiring us to devote a substantial portion of our available cash and cash flow to make interest and principal payments on our debt, thereby reducing the amount of available cash for other purposes;

    o limiting our financial flexibility in responding to changing economic and competitive conditions; and

    o placing us at a competitive disadvantage compared to our competitors that have less debt.

RESTRICTIVE COVENANTS UNDER OUR INDEBTEDNESS MAY LIMIT OUR ABILITY TO OPERATE OUR BUSINESS

    The indentures relating to the senior notes of our subsidiaries and our other long-term indebtedness contain restrictive covenants that may inhibit our ability to manage our business, engage in certain transactions that we believe to be beneficial to holders of common stock and the convertible notes and to react to changing market conditions. These restrictions, among other things, limit the ability of our subsidiaries to:

    o    incur additional indebtedness;

    o    issue preferred stock;

    o    sell assets;

    o    create, incur or assume liens;

    o    merge, consolidate or sell assets;

    o    enter into transactions with affiliates; and

    o    pay dividends and make other distributions.

    In particular, but without limitation, the indentures related to the outstanding senior notes of our wholly owned subsidiary, EchoStar Broadband Corporation, referred to as EBC, and EBC's wholly-owned subsidiary, EchoStar DBS Corporation, referred to as EDBS, limit EBC's ability to pay dividends or make distributions to us and EDBS' ability to pay dividends or make distributions to EBC. Since we are a holding company with no significant net assets other than our ownership in our subsidiaries, we will be dependent on the receipt of funds from EBC, which is dependent on the receipt of funds from EDBS, to pay interest and principal on the convertible notes and these limitations could adversely affect our ability to make such payments on the convertible notes.

INCREASED SUBSCRIBER TURNOVER COULD AFFECT OUR FINANCIAL PERFORMANCE

    Our percentage churn for the six months ended June 30, 2001 increased compared to our percentage churn for the same period in 2000. The increase in our percentage churn during the second quarter of 2001 was due in part to price increases in certain of our programming packages, which went into effect on February 1, 2001. We believe that our percentage churn continues to be lower than satellite and cable industry averages. While we have successfully managed churn within a narrow range historically, we expect our percentage churn to be in excess of our historical average percentage churn for the remainder of 2001 as a result of the slowing economy, significant piracy of our competitor's product, bounty programs offered by competitors, our maturing subscriber base, and other factors. Finally, impacts from our litigation with the networks in Miami, new FCC rules governing the delivery of superstations and other factors, could cause us to terminate delivery of distant network channels and superstations to a material portion of our subscriber base, which could cause many of those customers to cancel their subscription to our other services. Any such terminations could result in a small reduction in average monthly revenue per subscriber and could result in an increase in our percentage churn.

INCREASED SUBSCRIBER ACQUISITION COSTS COULD AFFECT OUR FINANCIAL PERFORMANCE

    We subsidize the cost and installation of our receiver systems in order to attract new DISH Network subscribers. Our average subscriber acquisition costs were $384 per new subscriber activation during the three months ended June 30, 2001. Since we retain ownership of substantially all of the equipment, amounts capitalized under our Digital Home Plan are not included in our calculation of these subscriber acquisition costs. Our subscriber acquisition costs, both in the aggregate and on a per new subscriber activation basis, may materially increase to the extent that we continue or expand our current sales promotion, or introduce other more aggressive promotions if we determine that they are necessary to respond to competition, or for other reasons. Any material increase in subscriber acquisition costs from current levels could have a material adverse effect on our business and results of operations.

WE MAY BE UNABLE TO MANAGE RAPIDLY EXPANDING OPERATIONS

    If we are unable to manage our growth effectively, it could materially adversely affect our business and results of operations. To manage our growth effectively, we must continue to develop our internal and external sales forces, installation capability, customer service operations and information systems, and maintain our relationships with third party vendors. We also need to continue to expand, train and manage our employee base, and our management personnel must assume even greater levels of responsibility. If we are unable to continue to develop our installation capability and customer service operations in a timely manner to effectively manage growth, we may experience a decrease in subscriber growth and an increase in subscriber churn which could have a material adverse effect on our business and results of operations.

WE MAY NEED ADDITIONAL CAPITAL, WHICH MAY NOT BE AVAILABLE, IN ORDER TO CONTINUE GROWING AND INCREASE EARNINGS AND TO MAKE PAYMENTS ON THE CONVERTIBLE NOTES

    Our ability to increase earnings and to make interest and principal payments on the convertible notes will depend, in part, on our ability to continue growing our business by maintaining and increasing our subscriber base. This may require significant additional capital that we cannot be certain will be available to us.

    Funds necessary to meet subscriber acquisition costs will be satisfied from existing cash and investment balances to the extent available. We may, however, be required to raise additional capital in the future to meet these requirements. If we were required to raise capital today, a variety of debt and equity funding sources would likely be available to us. However, there can be no assurance that additional financing will be available on acceptable terms, or at all, if needed in the future.

    In addition to our DBS business plan, we have licenses, or applications pending with the FCC, for a two satellite FSS Ku-band satellite system and a two satellite FSS Ka-band satellite system. We will need to raise additional capital to construct, launch, and insure satellites and complete these systems. During February 2000, we announced agreements for the construction and delivery of three new satellites. Two of these satellites, EchoStar VII and EchoStar VIII, will be advanced, high-powered DBS satellites. The third satellite, EchoStar IX, will be a hybrid Ku/Ka-band satellite. The launch and operation of all three of these satellites require prior FCC approval, which we intend to request soon. We cannot assure you that we will obtain FCC approval for the launch and operation of these satellites. See also "Risk Factors -- Our business depends substantially on FCC licenses that can expire or be revoked or modified and applications that may not be granted."

    During November 2000, one of our wholly owned subsidiaries purchased a 49.9% interest in VisionStar, Inc. VisionStar holds an FCC license, and is constructing a Ka-band satellite, to launch into the 113 degree orbital location. Together with VisionStar we have requested FCC approval to acquire control over VisionStar by increasing our ownership of VisionStar to 90%, for a total purchase price of approximately $2.8 million. See also, "Risk Factors -- Our business depends substantially on FCC licenses that can expire or be revoked or modified and applications that may not be granted." We have also provided loans to VisionStar totaling less than $10 million through June 30, 2001 for the construction of their satellite and expect to provide additional funding to VisionStar in the future. We are not obligated to finance the full remaining cost to construct and launch the VisionStar satellite, but VisionStar's FCC license currently requires construction of the satellite to be completed by April 30, 2002 or the license could be revoked. We currently expect to continue to fund loans and equity contributions for construction of the satellite in the near term from cash on hand, and expect that we may spend approximately $79.5 million during 2001 for that purpose subject to, among other things, FCC action. In the future we may fund construction, launch and insurance of the satellite through cash from operations, public or private debt or equity financing, joint ventures with others, or from other sources.

WE COMPETE WITH CABLE TELEVISION AND OTHER LAND-BASED SYSTEMS, WHICH COULD AFFECT OUR ABILITY TO GROW AND INCREASE EARNINGS

    We compete in the highly competitive subscription television service industry against cable television and other land based system operators offering video, audio and data programming and entertainment services. Many of these competitors have substantially greater financial, marketing and other resources than we have. Our ability to increase earnings depends, in part, on our ability to compete with these operators.

    We encounter substantial competition in the subscription television market from cable television and other land-based systems. Cable television operators have a large, established customer base, and many cable operators have significant investments in, and access to, programming. Cable television service is currently available to more than 90% of the approximately 100 million United States television households, and approximately 68% of total United States households currently subscribe to cable. Cable television operators currently have an advantage relative to us by providing service to multiple television sets within the same household at a lesser incremental cost to the consumer. Cable operators may also obtain a competitive advantage through bundling their analog video service with expanded digital video services delivered terrestrially or via satellite, efficient 2-way high speed data transmission, and telephone service on upgraded cable systems. As a result of these and other factors, we may not be able to continue to expand our subscriber base or compete effectively against cable television operators.

    When fully deployed, new technologies could have a material adverse effect on the demand for our direct broadcast satellite services. For example, new and advanced local multi-point distribution services are still in the development stage. In addition, entities such as regional telephone companies, which are likely to have greater resources than we have, are implementing and supporting digital video compression over existing telephone lines and digital "wireless cable." Moreover, mergers, joint ventures, and alliances among franchise, wireless or private cable television operators, regional Bell operating companies and others may result in providers capable of offering bundled cable television and telecommunications services in competition with us. For instance, AT&T has acquired cable operators TCI and MediaOne. We may not be able to compete successfully with existing competitors or new entrants in the market for subscription television services.

WE FACE INTENSE COMPETITION FROM DIRECT BROADCAST SATELLITE AND OTHER SATELLITE SYSTEM OPERATORS, WHICH COULD AFFECT OUR ABILITY TO GROW AND INCREASE EARNINGS

    We compete in the highly competitive subscription television service industry against direct broadcast satellite and other satellite system operators offering video, audio and data programming and entertainment services. Many of these competitors have substantially greater financial, marketing and other resources than we have. Our ability to increase earning depends, in part, on our ability to compete with these operators.

    One competitor, DirecTV, has launched five high powered direct broadcast satellites and has 46 direct broadcast satellite frequencies that are capable of full coverage of the continental United States. DirecTV currently offers more than 300 channels of combined video and audio programming and, as of June 30, 2001, had approximately 10.0 million subscribers. DirecTV is, and will be for the foreseeable future, in an advantageous position with regard to market entry, programming, such as DirecTV's exclusive sports programming and, possibly, volume discounts for programming offers.

    There have been reports of discussions and negotiations involving a possible merger between the parent company of DirecTV and The News Corporation Limited. News Corp. is one of the world's largest media companies with diversified global operations including the production and distribution of motion pictures and television programming and television, satellite and cable broadcasting. The effect such a merger would have on our business is unclear.

    In addition, other companies in the United States have conditional permits or have leased transponders for a comparatively small number of direct broadcast satellite assignments that can be used to provide service to portions of the United States.

    The FCC has proposed to allocate additional expansion spectrum for direct broadcast satellite services, which could create significant additional competition in the market for subscription television services.

OUR BUSINESS RELIES ON INTELLECTUAL PROPERTY, SOME OF WHICH IS OWNED BY THIRD PARTIES, AND WE MAY INADVERTENTLY INFRINGE THEIR PATENTS AND PROPRIETARY RIGHTS

    Many entities, including some of our competitors, now have and may in the future obtain patents and other intellectual property rights that cover or affect products or services directly or indirectly related to those that we offer. In general, if a court determines that one or more of our products infringes on intellectual property held by others, we would be required to cease developing or marketing those products, to obtain licenses to develop and market those products from the holders of the intellectual property, or to redesign those products in such a way as to avoid infringing the patent claims. If a competitor holds intellectual property rights, the entity might be predisposed to exercise its right to prohibit our use of its intellectual property in our products and services at any price, thus impacting our competitive position.

    We cannot assure you that we are aware of all patents and other intellectual property rights that our products may potentially infringe. In addition, patent applications in the United States are confidential until the Patent and Trademark Office issues a patent and, accordingly, we cannot evaluate the extent to which our products may infringe claims contained in pending patent applications. Further, it is often not possible to determine definitively whether a claim of infringement is valid, absent protracted litigation.

    We cannot estimate the extent to which we may be required in the future to obtain licenses with respect to patents held by others and the availability and cost of any such licenses. Those costs, and their impact on net income, could be material. Damages in patent infringement cases can also include a tripling of actual damages in certain circumstances. To the extent that we are required to pay royalties to third parties to whom we are not currently making payments, these increased costs of doing business could negatively affect our liquidity and operating results. We are currently involved in five patent infringement actions against us with the following entities: Starsight Telecast, Inc.; Gemstar; Superguide Corp.; IPPV Enterprises, LLC; and MAAST, Inc. We cannot be certain the courts will conclude these entities do not own the rights they claim, our products do not infringe on these rights, that we would be able to obtain licenses from these persons on commercially reasonable terms or, if we were unable to obtain such licenses, that we would be able to redesign our products to avoid infringement. Certain of the plaintiffs are demanding damages in excess of $100 million.

SATELLITE PROGRAMMING SIGNALS HAVE BEEN PIRATED, WHICH COULD CAUSE US TO LOSE SUBSCRIBERS AND REVENUE

    The delivery of subscription programming requires the use of encryption technology to assure only those who pay can receive the programming. It is illegal to create, sell or otherwise distribute mechanisms or devices to circumvent that encryption. Theft of cable and satellite programming has been widely reported and our signal encryption has been pirated and could be further compromised in the future. We continue to respond to compromises of our encryption system with measures intended to make signal theft of our programming commercially uneconomical. We utilize a variety of tools to continue to accomplish this goal. Ultimately, if other measures are not successful, it could be necessary to replace the credit card size card that controls the security of each consumer set-top box at a material cost to us. If we can not promptly correct a compromise in our encryption technology, it would adversely affect our revenue and our ability to contract for video and audio services provided by programmers.

IMPEDIMENTS TO RETRANSMISSION OF DISTANT AND LOCAL BROADCAST SIGNALS; OUR LOCAL AND DISTANT PROGRAMMING STRATEGY FACES UNCERTAINTY

    The Copyright Act, as amended by the Satellite Home Viewer Improvement Act of 1999, permits satellite retransmission of distant network channels only to "unserved households." Whether a household qualifies as "unserved" for the purpose of eligibility to receive a distant network channel depends, in part, on whether that household can receive a signal of "Grade B intensity" as defined by the FCC. In February 1999, the FCC released a report and order on these matters. Although the FCC declined to change the values of Grade B intensity, it adopted a method for measuring it at particular households. The FCC also endorsed a method for predicting Grade B intensity


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


at particular households. In addition, the Satellite Home Viewer Improvement Act enacted in November 1999, instructed the FCC to establish a predictive model based on the model it had endorsed in February 1999, and also directed the FCC to ensure that its predictive model takes account of terrain, building structures and other land cover variations. The FCC issued a report and order that does not adjust the model to reflect such variations for any VHF stations. Failure to account for these variations could hamper our ability to retransmit distant network and superstation signals.

    The Satellite Home Viewer Improvement Act of 1999 has also established a process whereby consumers predicted to be served by a local station may request that this station waive the unserved household limitation so that the requesting consumer may receive distant signals by satellite. If the waiver request is denied, the Satellite Home Viewer Improvement Act of 1999 entitles the consumer to request an actual test, with the cost to be borne by either the satellite carrier, such as us, or the broadcast station depending on the results. The testing process required by the statute can be very costly. The FCC staff has informally raised questions about how we implement that process. We can provide no assurance that the FCC will not find that our implementation of the process is not in compliance with these requirements. Furthermore, the FCC has identified a third party organization to examine and propose tester qualification and other standards for testing. We cannot be sure that this decision will not have an adverse effect on our ability to test whether a consumer is eligible for distant signals.

    In addition, the Satellite Home Viewer Improvement Act of 1999 could adversely affect us in several other respects. The legislation prohibits us from carrying more than two distant signals for each broadcasting network and leaves the FCC's Grade B intensity standard unchanged without future legislation. The FCC released a report recommending that only minor changes be made to the Grade B standard, a recommendation that is unfavorable to us. While the Satellite Home Viewer Improvement Act of 1999 reduces the royalty rate that we currently pay for superstation and distant network signals, it directed the FCC to require us (within one year from November 29, 1999) to delete substantial programming (including sports programming) from these signals. The FCC has released rules implementing that directive, which have become effective. These requirements may significantly hamper our ability to retransmit distant network and superstation signals, or may impose burdens upon us that are so onerous that we may be required to substantially alter, or stop retransmitting, many or all superstation signals. In addition, the FCC's sports blackout requirements, which apply to all distant network signals, are very cumbersome and may require costly upgrades to our system. We recently asked the FCC to reconsider several aspects of these rules to make the rules less burdensome, but we cannot predict whether the FCC will take any favorable action with respect to the request, and other parties have asked for reconsideration to make the rules even more cumbersome.

    For existing customers, the new legislation also permits hundreds of thousands of consumers to continue to receive distant network channels who would otherwise be required to be disconnected. The new law generally does not, however, permit consumers predicted to receive a signal of "Grade A intensity" to continue receiving distant network channels. As a result, we believe hundreds of thousands of consumers have lost or could lose access to network channels by satellite. In anticipation of passage of the legislation, and for other reasons, we ceased providing distant network channels to tens of thousands of customers. These turn offs, together with others, could result in a temporary material increase in churn and a small reduction in revenue per subscriber. Further, broadcasters could seek a permanent injunction on our sales of both distant and local network channels, which would have a material adverse effect on our churn, revenue, ability to attract new subscribers, and our business operations generally.

    The Satellite Home Viewer Improvement Act of 1999 generally gives satellite companies a statutory copyright license to retransmit local-into-local network programming, subject to obtaining the retransmission consent of the local network station. Retransmission consent agreements are important to us because a failure to reach such agreements with broadcasters who elect retransmission consents instead of mandatory "must carry" carriage means we cannot carry these broadcasters' signals, and could have an adverse effect on our strategy to compete with cable and other satellite companies, which provide local signals. The Satellite Home Viewer Improvement Act of 1999 requires broadcasters to negotiate retransmission consent agreements in good faith. In accordance with the requirements of the Satellite Home Viewer Improvement Act of 1999, the FCC has promulgated rules governing broadcasters' good faith negotiation obligation. These rules allow satellite providers to file complaints with the FCC against broadcasters for violating the duty to negotiate retransmission consent agreements in good faith. Currently, the degree to which the rules will be of practical benefit to us in our efforts to obtain all necessary retransmission consent agreements remains unclear. While we have been able to reach retransmission consent agreements with most of the local network stations we currently carry, our planned roll-out of local channels in more cities will require additional agreements, and we cannot be sure that we will secure these agreements or that we will secure new agreements upon the expiration of our current retransmission consent agreements, some of which are short term. We have been unable to conclude a long-term retransmission consent agreement with the NBC station in San Francisco and the ABC station in Nashville and recently discontinued transmission of those channels as a result. On March 1, 2001, we filed with the FCC a retransmission consent complaint against the owner of these stations,

Young Broadcasting, Inc., asserting that Young has failed to negotiate a retransmission consent agreement in good faith. Young has filed several pleadings in opposition to our complaint, has asserted that we have abused the FCC's processes, and has requested sanctions against us. The FCC recently ruled against us in this proceeding, and we are considering our legal options.

    Many other provisions of the Satellite Home Viewer Improvement Act of 1999 could adversely affect us. Among other things, the law includes the imposition of "must carry" requirements on DBS providers. The "must carry" rules generally would require that commencing in January 2002 satellite distributors carry all the local broadcast stations in areas they choose to offer local programming, not just four major networks. Since we have limited capacity, the number of markets in which we can offer local programming would be reduced by the "must carry" requirement to carry large numbers of stations in each market we serve. The legislation also includes provisions which could expose us to material monetary penalties, and permanent prohibitions on the sale of all local and distant network channels, based on what could be considered even inadvertent violations of the legislation, prior law, or the FCC rules. Imposition of these penalties would have a material adverse effect on our churn, revenue, ability to attract new subscribers, and our business operations generally. Consistent with the requirements of the Satellite Home Viewer Improvement Act of 1999, the FCC has now completed a rulemaking and adopted detailed "must carry" rules, including obligations to also carry several non-commercial stations upon request. We cannot be sure that the FCC rules will not have a further adverse impact on our operations. We have challenged the FCC rules in an appellate court and we and the Satellite Broadcasting & Communications Association, of which we are a member, has challenged the constitutionality of the "must carry" law in federal district court. These proceedings are all heavily contested and there can be no assurance that they will result in any favorable judicial action. In addition, while the FCC has decided for now not to impose dual digital/analog carriage obligations -- i.e., additional requirements in connection with the carriage of digital television stations that go beyond carriage of one signal (whether analog or digital) for each station, the FCC has also issued a further notice of proposed rulemaking on this matter. We cannot be sure that this rulemaking will not result in further, even more onerous, digital carriage requirements.

WE NEED TO INCREASE SATELLITE CAPACITY TO AVOID POTENTIAL DISRUPTIONS IN OUR SERVICE CAUSED BY "MUST CARRY" REQUIREMENTS

    "Spot beam" technology on EchoStar VII and EchoStar VIII is expected to increase our existing satellite capacity. EchoStar VII is currently scheduled to launch during December 2001. EchoStar VIII is currently expected to launch during the first half of 2002. There is typically a 30 to 60 day testing period between the launch of a satellite and the commencement of commercial operations from that satellite. Commencing January 1, 2002, we will be required to comply with the statutory requirement to carry substantially all over the air television stations by satellite in any market where we carry any local network channels by satellite. Any reduction in the number of markets we serve in order to comply with "must carry" requirements for other markets, would adversely effect our operations and could result in a temporary increase in churn. Failure to comply with "must carry" requirements could result in substantial fines and other sanctions. While there can be no assurance, based among other things on the number of over the air television stations that have qualified for "must carry" to date and on other available satellite capacity, we currently believe we can meet statutory "must carry" requirements with few reductions, if any, in the number of markets where we currently provide local channels by satellite. However, until EchoStar VII and EchoStar VIII become operational we probably will not be able to increase the number of markets where we provide local network channels by satellite.

TV NETWORKS OPPOSE OUR STRATEGY OF DELIVERING DISTANT NETWORK SIGNALS

    Until July 1998, we obtained distant broadcast network channels (ABC, NBC, CBS and FOX) for distribution to our customers through PrimeTime 24. In December 1998, the United States District Court for the Southern District of Florida entered a nationwide permanent injunction requiring PrimeTime 24 to shut off distant network channels to many of its customers, and henceforth to sell those channels to consumers in accordance with certain stipulations in the injunction.

    In October 1998, we filed a declaratory judgment action against ABC, NBC, CBS and FOX in Denver Federal Court. We asked the court to enter a judgment declaring that our method of providing distant network programming did not violate the Satellite Home Viewer Act and hence did not infringe the networks' copyrights. In November 1998, the networks and their affiliate groups filed a complaint against us in Miami Federal Court alleging, among other things, copyright infringement. The court combined the case that we filed in Colorado with the case in Miami and transferred it to the Miami court. The case remains pending in Miami. While the networks have not sought monetary damages, they have sought to recover attorney fees if they prevail.

    In February 1999, the networks filed a "Motion for Temporary Restraining Order, Preliminary Injunction and Contempt Finding" against DirecTV, Inc. in Miami related to the delivery of distant network channels to DirecTV customers by satellite. DirecTV settled this lawsuit with the networks. Under the terms of the settlement between DirecTV and the networks, some DirecTV customers were


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scheduled to lose access to their satellite-provided distant network channels by
July 31, 1999, while other DirecTV customers were to be disconnected by December 31, 1999. Subsequently, PrimeTime 24 and substantially all providers of satellite-delivered network programming other than EchoStar agreed to this cut-off schedule, although we do not know if they adhered to this schedule.

    In December 1998, the networks filed a Motion for Preliminary Injunction against us in the Miami court, and asked the court to enjoin us from providing network programming except under limited circumstances. A preliminary injunction hearing was held on September 21, 1999. The court took the issues under advisement to consider the networks' request for an injunction, whether to hear live testimony before ruling upon the request, and whether to hear argument on why the Satellite Home Viewer Act may be unconstitutional, among other things.

    In March 2000, the networks filed an emergency motion again asking the court to issue an injunction requiring us to turn off network programming to certain of its customers. At that time, the networks also argued that our compliance procedures violate the Satellite Home Viewer Improvement Act. We opposed the networks' motion and again asked the court to hear live testimony before ruling upon the networks' injunction request.

    During September 2000, the Court granted the Networks' motion for preliminary injunction, denied the Network's emergency motion and denied our request to present live testimony and evidence. The Court's original order required us to terminate network programming to certain subscribers "no later than February 15, 1999," and contained other dates with which it would be physically impossible to comply. The order imposes restrictions on our past and future sale of distant ABC, NBC, CBS and Fox channels similar to those imposed on PrimeTime 24 (and, we believe, on DirecTV and others). Some of those restrictions go beyond the statutory requirements imposed by the Satellite Home Viewer Act and the Satellite Home Viewer Improvement Act. For these and other reasons we believe the Court's order is, among other things, fundamentally flawed, unconstitutional and should be overturned. However, it is very unusual for a Court of Appeals to overturn a lower court's order and there can be no assurance whatsoever that it will be overturned.

    On October 3, 2000, and again on October 25, 2000, the Court amended its original preliminary injunction order in an effort to fix some of the errors in the original order. The twice amended preliminary injunction order required us to shut off, by February 15, 2001, all subscribers who are ineligible to receive distant network programming under the court's order. We have appealed the September 2000 preliminary injunction order and the October 3, 2000 amended preliminary injunction order. On November 22, 2000, the United States Court of Appeals for the Eleventh Circuit stayed the Florida Court's preliminary injunction order pending our appeal. At that time, the Eleventh Circuit also expedited its consideration of our appeal.

    During November 2000, EchoStar filed its appeal brief with the Eleventh Circuit. Oral argument before the Eleventh Circuit was held on May 24, 2001. At the oral argument, the parties agreed to participate in a court supervised mediation and that the mediator was to report back to the Eleventh Circuit on July 11, 2001. The Eleventh Circuit indicated that it would not rule on the pending appeal until after July 11, 2001. Since May 24, 2001, the parties participated in the court supervised mediation. On July 11, 2001 the mediator reported to the Eleventh Circuit the status of the parties' mediation efforts. On July 16, 2001, the Eleventh Circuit issued an order for the parties to engage in further mediation efforts until August 10, 2001. On August 8, 2001, the parties participated in another court ordered mediation but were unable to reach a resolution. On August 10, 2001, the mediator reported to the Eleventh Circuit that despite the parties' extensive efforts, the parties were unable to resolve their differences and that further efforts at mediation will not contribute to a resolution of the dispute between the parties at this time. The mediator therefore advised the Eleventh Circuit that it may rule upon our appeal.

    We cannot predict when the Eleventh Circuit will rule on our appeal, but it could be as early as August 2001. Our appeal effort may not be successful and we may be required to comply with the Court's preliminary injunction order on short notice. The preliminary injunction could force us to terminate delivery of distant network channels to a substantial portion of our distant network subscriber base, which could also cause many of these subscribers to cancel their subscription to our other services. Management has determined that such terminations would result in a small reduction in our reported average monthly revenue per subscriber and could result in a temporary increase in churn. If we lose the case at trial, the judge could, as one of many possible remedies, prohibit all future sales of distant network programming by us, which would have a material adverse affect on our business.

WE DEPEND ON THE CABLE ACT FOR ACCESS TO OTHERS' PROGRAMMING

    Any change in the Cable Act and the FCC's rules that permit the cable industry or cable-affiliated programmers to discriminate against competing businesses, such as ours, in the sale of programming could adversely affect our ability to acquire programming at all or to acquire programming on a cost-effective basis. Under the Cable Act and the FCC's rules, cable-affiliated programmers generally must offer


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


programming they have developed to all multi-channel video programming distributors on non-discriminatory terms and conditions. The Cable Act and the FCC's rules also prohibit some types of exclusive programming contracts. We purchase a substantial percentage of our programming from cable-affiliated programmers. Some of these restrictions on cable-affiliated programmers will expire in 2002 unless the FCC extends the rules. In addition, many of the FCC's program access rules only apply to satellite-delivered programming, and some programmers are delivering their programming terrestrially, which may make the program access rules inapplicable to such programming. Generally, while we have filed several complaints with the FCC alleging discrimination, exclusivity, or refusals to deal, we have only had limited success in convincing the FCC to grant us relief. The FCC has denied or dismissed many of our complaints, and we believe has generally not shown a willingness to enforce the program access rules strictly. As a result, we may be limited in our ability to obtain access (or non-discriminatory access) to cable-affiliated programming. In addition, the FCC modified certain of its attribution rules that determine whether a programmer is affiliated with a cable operator and therefore subject to the program access obligations. We do not yet know the implications or impact of these modified rules.

WE EXPECT LOSSES THROUGH AT LEAST 2001 AND CANNOT BE CERTAIN THAT WE WILL ACHIEVE OR SUSTAIN PROFITABILITY

    Due to the substantial expenditures necessary to complete construction, launch and deployment of our direct broadcast satellite system and to obtain and service DISH Network customers, we have sustained significant losses. If we do not have sufficient income or other sources of cash, it could eventually affect our ability to service our debt and pay our other obligations. We had net losses of $318 million and $165 million for the six months ended June 30, 2000 and 2001, respectively. Improvements in our results of operations depend largely upon our ability to increase our customer base while maintaining our price structure, effectively managing our costs and controlling churn. We cannot assure you that we will be effective with regard to these matters. In addition, we incur significant acquisition costs to obtain DISH Network subscribers. These costs, which may continue to increase, magnify the negative effects of churn and may otherwise have a material adverse effect on our results of operations. We anticipate that we will continue to experience net losses through 2001. These net losses may continue beyond 2001.

THE REGULATORY REGIME WE OPERATE UNDER COULD CHANGE ADVERSELY

    The FCC imposes different rules for "subscription" and "broadcast" services. We believe that because we offer a subscription programming service, we are not subject to many of the regulatory obligations imposed upon broadcast licensees. However, we cannot be certain whether the FCC will find in the future that we should comply with regulatory obligations as a broadcast licensee with respect to our current and future operations, and certain parties have requested that we be treated as a broadcaster. If the FCC determined that we are a broadcast licensee, the FCC may require us to comply with all regulatory obligations imposed upon broadcast licensees, which are generally subject to more burdensome regulation than subscription service providers like us.

    Under a requirement of the Cable Act, the FCC imposed public interest requirements on direct broadcast satellite licensees, such as us, to set aside four percent of channel capacity exclusively for noncommercial programming for which we must charge programmers below-cost rates and for which we may not impose additional charges on subscribers. This could also displace programming for which we could earn commercial rates and could adversely affect our financial results. The FCC has not reviewed our methodology for computing the channel capacity we must set aside or for determining the rates that we charge public interest programmers, and we cannot be sure that, if the FCC were to review these methodologies, it would find them in compliance with the public interest requirements.

    Under a requirement of the Telecommunications Act of 1996, the FCC recently imposed upon broadcasters and certain multichannel video programming distributors, including us, the responsibility of providing video description for visually impaired persons. Video description involves the insertion into a television program of narrated descriptions of settings and actions that are not otherwise reflected in the dialogue, and is typically provided through the Secondary Audio Programming (SAP) channel. Commencing April 12, 2002, affected multichannel video programming distributors like us will be required to provide video description for a minimum of 50 hours per calendar quarter (roughly four hours per week) of prime time and/or children's programming on each of any of the top five national non-broadcast networks they carry. In addition, distributors will be required to "pass through" any video description they receive from a broadcast station or non-broadcast network if the multichannel video programming distributor has the technical capability necessary to do so associated with the channel on which it distributes the programming with video description. While the FCC acknowledged that programming networks, and not multichannel video programming distributors, may actually describe the programming, it declared that for ease of enforcement and monitoring compliance it would hold distributors responsible for compliance. We cannot be sure that these requirements will not impose an excessive burden on us.


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


    The FCC has also commenced an inquiry into distribution of high-speed Internet access services and a rulemaking concerning interactive television services. In both of those proceedings, the FCC is considering whether to impose on distributors, including possibly satellite distributors like us, various types of "open access" obligations (such as required carriage of independent content providers). We cannot be sure that the FCC will not ultimately impose such obligations, which could be very onerous, and could create a significant strain on our capacity and ability to provide other services.

    The FCC has commenced a rulemaking which seeks to streamline and revise its rules governing direct broadcast satellite operators. This rulemaking concerns many new possible direct broadcast satellite rules. There can be no assurance about the content and effect of any new direct broadcast satellite rules passed by the FCC, and the new rules may include expanded geographic service requirements for Alaska, Hawaii and Puerto Rico. The FCC has also released a notice of proposed rulemaking regarding the current restrictions on the flexibility of DBS companies to provide services other than DBS, and may change these restrictions.

    The FCC has adopted a proposal to allow non-geostationary orbit fixed satellite services to operate on a co-primary basis in the same frequency as DBS and Ku-based FSS services, and is currently finalizing rules to govern these services. These satellite operations could provide global high-speed data services. In addition to possible interference concerns, this would, among other things, create additional competition for satellite and other services. In the same rulemaking, the FCC has been considering a terrestrial service originally proposed by Northpoint Technology, Ltd. that would retransmit local television or other video and data services to DBS subscribers or others in the same DBS spectrum that we use throughout the United States. Furthermore, the Satellite Home Viewer Improvement Act of 1999 required the FCC to make a determination by November 29, 2000 regarding licenses for facilities that will retransmit broadcast signals to underserved markets by using spectrum otherwise allocated to commercial use, possibly including DBS spectrum. Northpoint had already been allowed by the FCC to conduct experimental operations in Texas and Washington, D.C.

    We have submitted numerous pleadings jointly with DirecTV to the FCC expressing concern over the Northpoint request, which in our view may cause harmful and substantial interference to the service provided to DBS customers. DirecTV and we have also jointly conducted tests of Northpoint's proposed technology and have presented our test results, which in our view show harmful interference from Northpoint's proposed service, and Northpoint has filed oppositions to our submissions. Furthermore, other entities have now filed applications similar to the one filed by Northpoint, and at least one other entity has also obtained a license from the FCC to conduct experimental operations. If Northpoint, or other entities become authorized to use our spectrum, they could cause harmful and substantial interference into our service.

    On December 8, 2000, the FCC released a Report and Order and Further Notice of Proposed Rulemaking in this proceeding. Despite our objections, the FCC concluded that a terrestrial "point-to-multipoint" service can share the spectrum with DBS on a no interference basis -- a conclusion that may have a significant adverse impact on our operations. At the same time, the FCC initiated a further notice of proposed rulemaking to determine the appropriate interference standards and technical rules with which such a terrestrial service must comply. The FCC also requested proposals on how to process applications for licenses for the new service, and tentatively proposed excluding satellite companies from such licenses. We have filed a petition for reconsideration of the FCC's conclusion and comments on its proposals.

    In addition, appropriations legislation that was recently enacted required independent testing of the Northpoint technology, and creates rural loan guarantees for providers of certain types of services. The independent tests mandated by that law have been completed. MITRE, the independent testing entity, concluded that: the new terrestrial service "poses a significant interference threat to DBS operation in many realistic operational situations"; "a wide variety of mitigation techniques exist that, if properly applied under appropriate circumstances, can greatly reduce, or eliminate, the geographical extent of the regions of potential . . . interference into DBS"; and that "bandsharing appears feasible if and only if suitable mitigation measures are applied." The independent study left open the question of whether the potential costs of such mitigation measures together with the impact of residual interference outweighed the benefit of allowing the new terrestrial service in the band used by DBS. We and DirecTV have asserted to the FCC that MITRE's findings constitute additional grounds for reconsidering the FCC's conclusion on sharing, while Northpoint has argued that MITRE confirms Northpoint's ability to share with DBS. We cannot be sure whether and when these processes will result in the licensing of Northpoint and/or companies proposing a similar service to operate in the spectrum licensed to us, what the interference standards will be, and how significant the interference into our operations will be.


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



OUR BUSINESS DEPENDS SUBSTANTIALLY ON FCC LICENSES THAT CAN EXPIRE OR BE REVOKED OR MODIFIED AND APPLICATIONS THAT MAY NOT BE GRANTED

    We have licenses to operate EchoStar I and EchoStar II at the 119 degree orbital location, which both expire in 2006, a license to operate 11 frequencies on EchoStar III at the 61.5 degree orbital location, which expires in 2008, and 10-year authorizations (whose term has started running) to launch and operate EchoStar V and EchoStar VI at the 110 degree and 119 degree orbital locations, respectively. Our authorization at the 148 degree orbital location requires us to construct a satellite by December 20, 2000 and to utilize all of our FCC-allocated frequencies at that location by December 20, 2002, or risk losing those frequencies that we are not using. At the 61.5 degree orbital location we utilize certain additional channels beyond our licensed channels, under special temporary authority, which the FCC may refuse to renew, and which is subject to several restrictive conditions. We also note that the FCC recently extended the permit of another company to construct and launch a satellite that would use most of these additional channels. If our special temporary authority to use the channels assigned to that other company does not expire sooner, it will certainly be terminated if that company does actually construct and launch a satellite to the 61.5 degree orbital location. Third parties have opposed, and we expect them to continue to oppose, some of our authorizations or pending and future requests to the FCC for extensions, modifications, waivers and approvals. Generally, all of our licenses are subject to expiration unless renewed by the FCC, and our special temporary authorizations are granted for periods of 180 days or less, subject again to possible renewal by the FCC.

    In conjunction with our plan to provide local-into-local broadcast service as well as cable programming from the 110 degree orbital location, we moved EchoStar IV to the 119 degree orbital location in early 2000. The move has allowed us to transition some of the programming previously on EchoStar I and EchoStar II to EchoStar IV, which can provide service to Alaska and Hawaii from the orbital location. In connection with that plan, we have also petitioned the FCC to declare that we have met our due diligence obligations for the 148 degree orbital location, or alternatively to extend the December 20, 2000 milestone for that location. The State of Hawaii has opposed that request and there is no assurance that it will be granted by the FCC. If our request is not granted by the FCC, our license for the 148 degree orbital location may be revoked or canceled.

    We have received FCC authorization to operate EchoStar IV and EchoStar VI at the 119 degree orbital location. We have also moved EchoStar I from the 119 degree orbital location to the 148 degree orbital location. EchoStar VI commenced commercial service during October 2000, and EchoStar II currently operates as an in-orbit spare. In general, our plans have involved and still involve the relocation of satellites either within or slightly outside the "cluster" of a particular orbital location, or from one orbital location to another where we have various types of authorizations. These changes require FCC approval, and we cannot be sure that we will receive all needed approvals for our current and future plans. Furthermore, the states of Alaska and Hawaii have requested the FCC to impose conditions on the license for EchoStar VI, relating to certain aspects of our service such as prices and equipment. While the FCC denied these requests for conditions, it cautioned that it may impose similar requirements as a result of a pending rulemaking. Such requirements could be very onerous for us. In general, the states of Alaska and Hawaii have expressed views that our service to these states from various orbital locations does not comply with our FCC-imposed obligations to serve those states, and we cannot be sure that the FCC will not accept these views. Such actions would have a material adverse effect on our business. Moreover, because we cannot meet the geographic service requirements from the 148 degree orbital location, we had to request and obtain a conditional waiver of these requirements to allow operation of EchoStar I at the location. As a result, our current authorization to operate EchoStar I at the 148 degree orbital location is subject to several conditions that may be onerous.

    We have contracted for two additional DBS satellites, EchoStar VII and EchoStar VIII, which are being constructed. We presently plan to operate these satellites at the 119 and 110 degree orbital locations. The launch and operation of these satellites requires prior FCC approval, which we recently requested for EchoStar VII. We cannot be sure that these requests will not be opposed, that they will be timely granted or that they will be granted at all by the FCC.

    In a recent decision, the FCC approved a transfer of majority control over E-Sat, a non-geostationary mobile satellite service license from us to another company, but warned that this approval is without prejudice to its investigation of certain complaints relating to E-Sat. We cannot be sure whether any such investigation will have implications for E-Sat, in which we now have a minority interest.

    The telemetry, tracking and control operations of EchoStar I are in an area of the spectrum called the "C-band." Although the FCC granted us conditional authority to use these frequencies for telemetry, tracking and control, in January 1996 a foreign government raised an objection to EchoStar I's use of these frequencies. We cannot be certain whether that objection will subsequently require us to relinquish the use of such C-band frequencies for telemetry, tracking and control purposes. Further, EchoStar II's telemetry, tracking and control operations are in the "extended" C-band. Our authorization to use these frequencies expired on January 1, 1999. Although we have timely applied for extension of that authorization to November 2006, we cannot be sure that the FCC will grant our request. If we lose the ability to use these frequencies for controlling either satellite, we would lose the satellite. Recently, the FCC released a ruling in a rulemaking proceeding that will allow commercial terrestrial services and hamper future satellite operations in the "extended" C-band frequencies. This ruling might have negative implications for us.

    All of our FCC authorizations are subject to conditions as well as to the FCC's authority to modify, cancel or revoke them. In addition, all of our authorizations for satellite systems that are not yet operational, are subject to construction and progress obligations, milestones, reporting and other requirements. The FCC has indicated that it may revoke, terminate, condition or decline to extend or renew such authorizations if we fail to comply with applicable Communications Act requirements. We have received conditional licenses from the FCC to operate satellites in the Ka-band and Ku-band and have an application pending for a system that would use extended Ku-band frequencies (although that application has remained pending for years). Use of those licenses and conditional authorizations are subject to certain due technical and due diligence requirements, including the requirement to construct and launch satellites. The granting of those licenses has been challenged by parties with interests that are adverse to ours. Among other things, our conditional license for a Ku-band satellite system is subject to still pending petitions for reconsideration and cancellation. The construction, completion and launch milestones for both Ku-band satellites have expired. We have filed a timely request for the extension of these milestones for our Ku-band system. With respect to our license for the Ka-band system, the FCC recently authorized our operation of inter-satellite links for the system and assigned milestone requirements for the construction, launch and operation of the satellite system. If we fail to file adequate reports or to demonstrate progress in the construction of our satellite systems, the FCC has stated that it may cancel our authorizations for those systems. Our license for our Ka-band system allows us to use only 500 MHz of Ka-band spectrum in each direction, while other licensees have been authorized to use 1,000 MHz in each direction. The FCC recently denied our modification application to use additional spectrum, and granted certain Ka-band licenses that would preclude such expanded capacity for us.

    Instead of the constructing Ka-band and Ku-band satellites for which we have a license at the 121 degree orbital location, we are in the process of constructing a "hybrid" Ku/Ka-band satellite. Launch and operation of this satellite requires prior FCC approval, which we intend soon to request. We cannot be sure that this request will not be opposed, that it will be timely granted, or that it will be granted at all. That satellite does not currently incorporate inter-satellite links, and one company has already argued to the FCC that this makes us subject to more expedited milestones for our system, some of which have lapsed. We have objected to this argument, but cannot be sure what action the FCC will take.

    We have also applied to the FCC for authority to obtain control over VisionStar, Inc., a company that has a license for a Ka-band satellite at another orbital location and in which we already have a minority interest. Certain parties have asked the FCC to deny our application and hold VisionStar's license invalid, and have argued that even our current interest in VisionStar constitutes an improper transfer of control; we cannot be sure that the FCC will not deny our application or agree with the other arguments made by these parties. One company has also requested that the FCC restrict the number of Ka-band orbital slots available to any one company, which would prevent us from acquiring control over VisionStar or other Ka-band licensees.

    If we successfully construct and launch Ku-band, extended Ku-band and low Ka-band satellites, we might be able to use those satellites to complement the DISH Network, or for a variety of other uses. It is possible that the Ku-band and Ka-band orbital locations requested by us and others could permit construction of satellites with sufficient power to allow reception of satellite signals by relatively small dishes. As these projects are in the early stages of development and are currently being challenged by several companies with interests adverse to ours, there can be no assurance that the FCC will sustain these licenses, or grant the pending applications, or that we will be able to successfully capitalize on any resulting business opportunities.

WE DEPEND ON OTHERS TO PRODUCE PROGRAMMING

    We depend on third parties to provide us with programming services. Our programming agreements have remaining terms ranging from less than one and up to ten years and contain various renewal and cancellation provisions. We may not be able to renew these agreements on favorable terms or at all, or these agreements may be canceled prior to expiration of their original term. If we are unable to renew any of these agreements or the other parties cancel the agreements, we cannot assure you that we would be able to obtain substitute programming, or that such substitute programming would be comparable in quality or cost to our existing programming. In particular, the cost of sports programming has been rising rapidly. Our competitors currently offer much of the same programming that we do. Our ability to compete successfully will depend on our ability to continue to obtain desirable programming and offer it attractively to our customers at competitive prices.

OUR SATELLITES ARE SUBJECT TO RISKS DURING AND AFTER LAUNCH

    Satellite launches are subject to significant risks, including launch failure, which may result in incorrect orbital placement or improper commercial operation. Approximately 15% of all commercial geostationary satellite launches have resulted in a total or constructive total loss. The failure rate varies by launch vehicle and satellite manufacturer. The loss, damage or destruction of any of our satellites as a result of electrostatic storm or collision with space debris would have a material adverse effect on our business.

    During February 2001, we announced an agreement with Lockheed Martin's International Launch Services division to provide launch services for the EchoStar VII and EchoStar VIII satellites, which also includes options for launch services for additional satellites. EchoStar VII is expected to launch in the fourth quarter of 2001 on a Lockheed Martin Atlas IIIB launch vehicle from Cape Canaveral, FL. EchoStar VIII is expected to launch during the first quarter of 2002 on a Russian Proton K/Block DM launch vehicle from the Baikonur Cosmodrome in Kazakhstan.

    The first commercial Atlas IIIA launch successfully carried a Eutelsat payload into geosynchronous transfer orbit during May 2000. The Atlas III launch vehicle is available in a single engine centaur Atlas IIIA configuration and with the dual engine centaur Atlas IIIB configuration that we will utilize. It is expected that our satellite launch will be the first flight for the Atlas IIIB. The risk of launch delay and the risk of launch failure are usually greater when the rocket does not have a track record of previously successful flights.

    Meteoroid events pose a potential threat to all in orbit geosynchronous satellites including our DBS satellites. While the probability that our satellites will be damaged by meteoroids is very small, that probability increases significantly when the Earth passes through the particulate stream left behind by various comets.

    Due to the current peak in the 11-year solar cycle, increased solar activity is likely for the next year. Some of these solar storms pose a potential threat to all in-orbit geosynchronous satellites, including our DBS satellites. The probability that the effects from the storms will damage our satellites or cause service interruptions is generally very small.

    Some decommissioned spacecraft are in uncontrolled orbits which pass through the geostationary belt at various points, and present hazards to operational spacecraft, including our DBS satellites. The locations of these hazards are generally well known and may require us to perform maneuvers to avoid collisions.

OUR SATELLITES HAVE MINIMUM DESIGN LIVES OF 12 YEARS, BUT COULD FAIL BEFORE THEN

    Our ability to earn revenue wholly depends on the usefulness of our satellites. Each of our satellites has a limited useful life. A number of factors affect the useful lives of the satellites, including the quality of their construction, the durability of their component parts, the ability to continue to maintain proper orbit and the efficiency of the launch vehicle used. The minimum design life of each of EchoStar I, EchoStar II, EchoStar III, EchoStar IV, EchoStar V and EchoStar VI is 12 years. We can provide no assurance, however, as to the useful lives of the satellites. Anomalies EchoStar IV has experienced have reduced its remaining useful life. As a result, in January 2000, we reduced the total estimated useful life of EchoStar IV to approximately 4 years as of such date. There can be no assurance, however, that a total loss of use of this satellite will not occur in the more immediate future. Our operating results would be adversely affected if the useful life of any of our other satellites were significantly shorter than 12 years. The satellite construction contracts for our satellites contain no warranties if EchoStar I, EchoStar II, EchoStar III, EchoStar IV, EchoStar V or EchoStar VI fails following launch. The satellite construction contracts for the satellites under construction contain no warranties if EchoStar VII, EchoStar VIII, or EchoStar IX fails following launch, except in the event that the relevant failure is caused by the gross negligence or willful misconduct of the manufacturer. Additionally, moving any of these satellites, either temporarily or permanently, to another orbital location decreases the orbital life of the satellite by up to six months per movement.

    In the event of a failure or loss of any of our satellites, we may relocate another satellite and use it as a replacement for the failed or lost satellite. Such a relocation would require prior FCC approval and, among other things, a showing to the FCC that the replacement satellite would not cause additional interference compared to the failed or lost satellite. We cannot be certain that we could obtain such FCC approval. If we choose to use a satellite in this manner, we cannot assure that this use would not adversely affect our ability to meet the operation deadlines associated with our permits. Failure to meet those deadlines could result in the loss of such permits, which would have an adverse effect on our operations.

INSURANCE COVERAGE OF OUR SATELLITES IS LIMITED AND WE MAY BE UNABLE TO SETTLE OUTSTANDING CLAIMS WITH INSURERS

    As a result of the failure of EchoStar IV solar arrays to fully deploy and the failure of 28 transponders to date, a maximum of approximately 14 of the 44 transponders on EchoStar IV are available for use at this time. Due to the normal degradation of the solar arrays, the number of available transponders will further decrease over time. In addition to the transponder and solar array failures, EchoStar IV experienced anomalies affecting its thermal systems and propulsion system. There can be no assurance that further material degradation, or total loss of use, of EchoStar IV will not occur in the immediate future.

    In September 1998, we filed a $219.3 million insurance claim for a constructive total loss under the launch insurance policies covering EchoStar
IV. The satellite insurance consists of separate identical policies with different carriers for varying amounts which, in combination, create a total insured amount of $219.3 million.

    The insurance carriers offered us a total of approximately $88 million, or 40% of the total policy amount, in settlement of the EchoStar IV insurance claim. The insurers allege that all other impairment to the satellite occurred after expiration of the policy period and is not covered. We strongly disagree with the position of the insurers and have filed an arbitration claim against them for breach of contract, failure to pay a valid insurance claim and bad faith denial of a valid claim, among other things. There can be no assurance that we will receive the amount claimed or, if we do, that we will retain title to EchoStar IV with its reduced capacity.

    At the time we filed our claim in 1998, we recognized an impairment loss of $106 million to write-down the carrying value of the satellite and related costs, and simultaneously recorded an insurance claim receivable for the same amount. We continue to believe we will ultimately recover at least the amount originally recorded and do not intend to adjust the amount of the receivable until there is greater certainty with respect to the amount of the final settlement.

    As a result of the thermal and propulsion system anomalies, we reduced the estimated remaining useful life of EchoStar IV to approximately 4 years during January 2000. We will continue to evaluate the performance of EchoStar IV and may modify our loss assessment as new events or circumstances develop.

    The in-orbit insurance policies for EchoStar I, EchoStar II, and EchoStar III expired July 25, 2000. The insurers have to date refused to renew insurance on EchoStar I, EchoStar II and EchoStar III on reasonable terms. Based on, among other things, the insurance carriers' unanimous refusal to negotiate reasonable renewal insurance coverage, we believe that the carriers colluded and conspired to boycott us unless we accept their offer to settle the EchoStar IV claim for $88 million.

    Based on the carriers' actions, we have added causes of action in our EchoStar IV demand for arbitration for breach of the duty of good faith and fair dealing, and unfair claim practices. Additionally, we filed a lawsuit against the insurance carriers in the United States District Court for the District of Colorado asserting causes of action for violation of Federal and State Antitrust laws. While we believe we are entitled to the full amount claimed under the EchoStar IV insurance policy and believe the insurance carriers are in violation of Antitrust laws and have committed further acts of bad faith in connection with their refusal to negotiate reasonable insurance coverage on our other satellites, there can be no assurance as to the outcome of these proceedings. During March 2001, we voluntarily dismissed the antitrust lawsuit without prejudice. We have the right to re-file an antitrust action against the insurers again in the future.

    The indentures related to the senior notes of EBC and EDBS contain restrictive covenants that require us to maintain satellite insurance with respect to at least half of the satellites we own. Insurance coverage is therefore required for at least three of our six satellites currently in orbit. We had procured normal and customary launch insurance for EchoStar VI, which expired on July 14, 2001. As a result, we are currently self-insuring EchoStar I, EchoStar II, EchoStar III, EchoStar IV, EchoStar V and EchoStar VI. During 2000, to satisfy insurance covenants related to the outstanding senior notes of EBC and EDBS, we reclassified an amount equal to the depreciated cost of two of our satellites from cash and cash equivalents to cash reserved for satellite insurance on our balance sheet. As of June 30, 2001, cash reserved for satellite insurance totaled approximately $74 million. Cash reserved for satellite insurance increased by approximately $60 million on July 14, 2001 as a result of the expiration of the EchoStar VI launch insurance policy. The reclassifications will continue until such time, if ever, as we can again insure our satellites on acceptable terms and for acceptable amounts. We believe we have in-orbit satellite capacity sufficient to expeditiously recover transmission of most programming in the event one of our in-orbit satellites fails. However, the cash reserved for satellite insurance is not adequate to fund the construction, launch and insurance for a replacement satellite in the event of a complete loss of a satellite. Programming continuity could not be assured in the event of multiple satellite losses.

    We may not be able to obtain commercial insurance covering the launch and/or in-orbit operation of EchoStar VII and/or EchoStar VIII at reasonable rates and/or for the full amount necessary to construct, launch and insure replacement satellites. In that event, we will be forced to self-insure all or a portion of the launch and/or in-orbit operation of each of the affected satellite(s). Further, there is no guarantee that we will have sufficient resources to self-insure all or any portion of the launch and/or in-orbit operation of the affected satellite(s). The manufacturers of EchoStar VII and EchoStar VIII are contractually obligated to use their reasonable best efforts to obtain commercial insurance for the launch and in-orbit operation of EchoStar VII and EchoStar VIII for a period of in-orbit operation to be determined and in an amount up to $225 million. There is no guarantee that they or we will be able to obtain commercial insurance for the launch and/or in-orbit operation of EchoStar VII and/or EchoStar VIII at reasonable rates and/or for the full replacement cost of those satellites. Any launch vehicle failure, or loss or destruction of EchoStar VII and/or EchoStar VIII, for which we do not have commercial insurance for the full replacement cost of such satellites, could have a material adverse effect on our ability to comply with "must carry" and other regulatory obligations and on our financial condition. See also, "Risk Factors -- We need to increase satellite capacity to avoid potential disruptions in our service caused by "must carry" requirements."

WE HAVE MADE SIGNIFICANT STRATEGIC INVESTMENTS WHICH MAY NOT BE REALIZABLE

    We have made strategic equity investments in certain non-marketable investment securities including Wildblue Communications, StarBand Communications, VisionStar, Inc. and Replay TV, and may make additional strategic investments in other debt and equity securities in the future. The original cost basis of our investments in these non-marketable investment securities totaled approximately $116 million. The securities of these companies are not publicly traded. Our ability to create realizable value for our strategic investments in companies that are not public is dependent on the success of their business plans. Among other things, there is relatively greater risk that those companies may not be able to raise sufficient capital to fully finance their business plans and ability to obtain sufficient capital to execute their business plans. Since private markets are not as liquid as public markets, there is also increased risk that we will not be able to sell these investments, or that when we desire to sell them that we will be able to obtain full value for them. StarBand and Wildblue cancelled their planned initial public stock offerings. As a result of the cancellation of those offerings and other factors, during the six months ended June 30, 2001, we recorded a non-recurring charge of approximately $59.4 million to reduce the carrying value of certain of our non-marketable investment securities to their estimated fair values. StarBand and Wildblue need to obtain significant additional capital in the near term. Absent such funding among other things, additional write-downs of our investments could be necessary. We intend to increase our equity stake in StarBand to approximately 32% and acquire four out of seven seats on the StarBand Board of Directors. In exchange, we would invest an additional $50 million in StarBand. Further, we would lease transponder capacity to StarBand from a next generation satellite. In accordance with the agreement and subject to customary regulatory approvals, our equity stake would increase to approximately 60% upon commencement of the construction of the next generation satellite.

WE MAY BECOME LIABLE IN A PENDING FEE DISPUTE

    We had a contingent fee arrangement with the attorneys who represented us in prior litigation with News Corporation. The contingent fee arrangement provides for the attorneys to be paid a percentage of any net recovery obtained by us in the News Corporation litigation. The attorneys have asserted that they may be entitled to receive payments totaling hundreds of millions of dollars under this fee arrangement.

    During mid-1999, we initiated litigation against the attorneys in the Arapahoe County, Colorado, District Court arguing that the fee arrangement is void and unenforceable. In December 1999, the attorneys initiated an arbitration proceeding before the American Arbitration Association. The litigation has been stayed while the arbitration is ongoing. The arbitration hearing commenced April 2, 2001 and continued through April 13, 2001. The hearing could not be completed during that time period and continued August 7, 2001. The presentation of evidence at the arbitration hearing concluded on August 17, 2001. Post-Hearing briefs are due October 1, 2001, with closing arguments scheduled for October 15, 2001. While there can be no assurance that the attorneys will not continue to claim a right to hundreds of millions of dollars, the damage model the attorneys presented during the arbitration was for $56 million. We believe that even that amount significantly overstates the amount the attorneys should reasonably be entitled to receive under the fee agreement but it is not possible for us to predict what the decision of the three person arbitrator panel will be with any degree of certainty. We continue to vigorously contest the attorneys' interpretation of the fee arrangement, which we believe significantly overstates the magnitude of liability.

COMPLEX TECHNOLOGY USED IN OUR BUSINESS COULD FAIL OR BECOME OBSOLETE

    New applications and adaptations of existing and new technology, including compression, conditional access, on screen guides interactivity and other matters, and significant software development, are integral to our direct broadcast satellite system and may, at times, not function as we expect. Technology in the satellite television industry is in a rapid and continuing state of change as new technologies develop. We cannot assure you that we and our suppliers will be able to keep pace with technological developments. In addition, delays in the delivery of components or other unforeseen problems in our direct broadcast satellite system may occur that could adversely affect performance or operation of our direct broadcast satellite system and could have an adverse effect on our business. Further, if a competitive satellite receiver technology becomes commonly accepted as the standard for satellite receivers in the United States, we would be at a significant technological disadvantage.

WE DEPEND PRIMARILY ON A SINGLE RECEIVER MANUFACTURER

    SCI Technology, Inc., a high-volume contract electronics manufacturer, is the primary manufacturer of our receiver systems. JVC and VTech also manufacture some of our receiver systems. If any of these vendors are unable for any reason to produce receivers in a quantity sufficient to meet our requirements, it would impair our ability to add additional DISH Network subscribers and grow our technology business unit. Likewise, it would adversely affect our results of operations.

WE HAVE FEWER DISTRIBUTION CHANNELS THAN OUR LARGEST DIRECT BROADCAST SATELLITE COMPETITOR

    We do not have manufacturing agreements or arrangements with consumer products manufacturers other than JVC and VTech. As a result, our receivers, and consequently our programming services, are less well known to consumers than those of our largest direct broadcast satellite competitor, DirecTV. Our largest competitor's direct broadcast satellite systems are sold in significantly more consumer electronics retailers than our receiver systems, which, among other things, results in us having a competitive marketing disadvantage compared to DirecTV.

WE RELY ON KEY PERSONNEL

    We believe that our future success will depend to a significant extent upon the performance of Charles W. Ergen, our Chairman and Chief Executive Officer. The loss of Mr. Ergen could have an adverse effect on our business. We do not maintain "key man" insurance. Although all of our executives have executed agreements limiting their ability to work for or consult with competitors if they leave us, we do not have any employment agreements with any of our executive officers.

WE ARE CONTROLLED BY ONE PRINCIPAL STOCKHOLDER

    Charles W. Ergen, our Chairman and Chief Executive Officer, currently beneficially owns approximately 51% of our total equity securities, assuming exercise of vested employee stock options, and possesses approximately 91% of the total voting power. Thus, Mr. Ergen has the ability to elect a majority of our directors and to control all other matters requiring the approval of our stockholders. In addition, pursuant to a voting agreement among Mr. Ergen, News Corporation and MCI WorldCom, News Corporation and MCI WorldCom have agreed to vote their shares in accordance with the recommendation of our Board of Directors for five years. For Mr. Ergen's total voting power to be reduced to below 51%, his percentage ownership of our equity securities would have to be reduced to below 10%.

FOREIGN OWNERSHIP RESTRICTIONS COULD AFFECT OUR BUSINESS PLAN

    The Communications Act, and the FCC's implementing regulations, provide that when subsidiaries of a holding company hold certain types of FCC licenses, foreign nationals or their representatives may not own or vote more than 25% of the total equity of the holding company, except upon an FCC public interest determination. Although the FCC's International Bureau has ruled that these limitations do not apply to providers of subscription direct broadcast satellite services like us, the ruling is under challenge. Furthermore, the limitations will apply to our licenses for fixed satellite service if we hold ourselves out as a common carrier or if the FCC decides to treat us as such a carrier. The FCC has noted that we have proposed to operate one of our authorized fixed satellite service systems on a common carrier as well as a non-common carrier basis. We have recently informed the FCC that we have no common carrier plans with respect to that system.

    Currently, a subsidiary of News Corporation, an Australian corporation, owns approximately 5.5% of our total outstanding stock, having 1% of our total voting power. This ownership has increased the possibility that foreign ownership of our stock may exceed the foreign ownership limitations if they apply. In connection with the MCI WorldCom authorization that we received in connection with our transactions with News Corporation, the FCC has decided to waive any foreign ownership limitations to the extent applicable. Nevertheless, we cannot foreclose the possibility that, in light of any subsequent FCC decisions or policy changes, we may in the future need a separate FCC determination that foreign ownership in excess of any applicable limits is consistent with the public interest in order to avoid a violation of the Communications Act or the FCC's rules.

                RISKS PRIMARILY RELATED TO THE CONVERTIBLE NOTES

THE CONVERTIBLE NOTES ARE SUBORDINATED TO OTHER DEBT AND NOT SECURED BY ANY OF OUR ASSETS

    The convertible notes are general unsecured obligations ranking junior to all our existing and future "Senior Debt," as that term is defined in the indenture. See "Description of Convertible Notes -- Definitions." In addition, the convertible notes are effectively junior to all our existing and future secured indebtedness to the extent of the value of the assets securing that indebtedness. As a result of such subordination, in the event of our bankruptcy, liquidation or reorganization or certain other events, our assets will be available to pay obligations on the convertible notes only after all of our Senior Debt and all of our secured debt, to the extent of the value of the assets securing that debt, has been paid in full. Consequently, there may not be sufficient assets remaining to pay amounts due on any or all of the convertible notes then outstanding. In addition, to the extent our assets cannot satisfy in full the secured indebtedness, the holders of the secured indebtedness would have a claim for any shortfall that would rank senior in right of payment with respect to the convertible notes, if such secured debt were "Senior Debt," or would rank equally in right of payment with the convertible notes if such secured debt were not so classified. The indenture governing the convertible notes does not prohibit or limit our or our subsidiaries' incurrence of additional debt, including Senior Debt or secured debt, and the incurrence of any such additional indebtedness could adversely affect our ability to pay our obligations on the convertible notes. As of June 30, 2001, the convertible notes ranked junior to $3.0 billion of indebtedness and $1.3 billion of other liabilities of our subsidiaries, and ranked equal to $1.0 billion of our other convertible notes.

WE HAVE SUBSTANTIAL INDEBTEDNESS AND ARE DEPENDENT ON OUR SUBSIDIARIES' EARNINGS TO MAKE PAYMENTS ON OUR INDEBTEDNESS

    We have substantial debt service requirements which make us vulnerable to changes in general economic conditions. The indentures governing our subsidiaries' debt restrict their ability to incur additional debt. Thus it is, and will continue to be, difficult for our subsidiaries to obtain additional debt if required or desired in order to implement our business strategy. Since we conduct substantially all of our operations through our subsidiaries, our ability to service our debt obligations is dependent upon the earnings of our subsidiaries and the payment of funds by our subsidiaries to us in the form of loans, dividends or other payments. We have no significant net assets other than the capital stock of our subsidiaries. Our subsidiaries are separate legal entities and they have not guaranteed repayment of the convertible notes. Furthermore, our subsidiaries are not obligated to make funds available to us, and creditors of our subsidiaries have a superior claim to our subsidiaries' assets. In addition, our subsidiaries' ability to make any payments to us depends on their earnings, the terms of their indebtedness, business and tax considerations and legal restrictions. The outstanding EBC senior notes currently restrict EBC's ability to pay any dividends or make other distributions to us and the outstanding EDBS senior notes currently restrict EDBS' ability to pay any dividends or make other distributions to EBC. We cannot assure you that EBC, EDBS or our other subsidiaries will be able to pay dividends or otherwise distribute or contribute funds to us in an amount sufficient to pay the principal of or interest on the indebtedness owed by us.

OUR SUBSIDIARIES HAVE SUBSTANTIAL INDEBTEDNESS WHICH EFFECTIVELY RANKS SENIOR TO THE CONVERTIBLE NOTES

    As of June 30, 2001, our subsidiaries had outstanding debt of approximately $3.0 billion and also had $1.3 billion of other liabilities. Our subsidiaries may incur significant indebtedness in the future. In the event of bankruptcy, liquidation or dissolution of any of our subsidiaries, the claims of debtholders and other creditors of such subsidiary would effectively rank senior to our claims as a stockholder of such subsidiary with respect to such subsidiary's assets. Accordingly, such debts and other obligations would have to be satisfied in full prior to any payments being made to us, and there might be insufficient assets available to satisfy your claims as a holder of the convertible notes.

FUTURE SALES OF OUR CLASS A COMMON STOCK MAY DEPRESS OUR STOCK PRICE

    Sales of a substantial number of our shares of class A common stock in the public market in connection with this offering, or other offerings by us, could cause the market price of our class A common stock to decline. During October 1999, we filed a registration statement registering for sale up to 68,824,928 shares of our class A common stock by News America Incorporated and MCI WorldCom Network Services, Inc. During December 1999, News America Incorporated and MCI WorldCom Network Services, Inc. sold 27.6 million of these shares pursuant to an underwritten offering. Within the past year, News America and MCI WorldCom sold a total of 10.6 million additional shares on the open market, pursuant to SEC Rule 144. As of the date of this prospectus, News America can sell approximately
7.6 million class A shares. As of June 25, 2001, News America and MCI WorldCom together may sell approximately 30.6 million shares. Any sale of shares by News America or other large stockholders subsequent to the date of this prospectus may affect the market price of our class A common stock.

WE MAY BE UNABLE TO REPAY OR REPURCHASE THE CONVERTIBLE NOTES UPON A CHANGE OF CONTROL

    There is no sinking fund with respect to the convertible notes, and the entire outstanding principal amount of the convertible notes will become due and payable at maturity. If we experience a change of control, as defined, you may require us to repurchase all or a portion of your convertible notes prior to maturity. See "Description of Convertible Notes -- Repurchase at the option of holders." We may not have sufficient funds or be able to arrange for additional financing to repay the convertible notes at maturity or to repurchase convertible notes tendered to us following a change of control.

    Borrowing arrangements or agreements relating to other indebtedness to which we may become a party may contain restrictions on or prohibitions against our repurchase of the convertible notes. If we were prohibited from repurchasing the convertible notes under such financing arrangements and could not obtain the necessary waivers or refinance the applicable borrowings, we would be unable to repurchase the convertible notes. Our failure to repurchase any tendered convertible notes or convertible notes due upon maturity would constitute an event of default of the convertible notes.

THERE MAY BE NO PUBLIC MARKET FOR THE CONVERTIBLE NOTES

    The convertible notes are a new issue of securities with limited trading activity. Although the initial purchaser has advised us that it currently intends to make a market in the convertible notes, it has no obligation to do so and may discontinue any market making at any time without notice. In addition, any market making activity is subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934 and may be limited during the pendency of any registration statement. Accordingly, we cannot assure you that any market for the convertible notes will develop or, if it does develop, that it will be maintained. If a trading market is established, various factors could have a material adverse effect on the trading of the convertible notes, including fluctuations in the prevailing interest rates. We expect the convertible notes will be eligible for trading in the PORTAL Market. We do not intend to apply for a listing of any of the convertible notes on any security exchange or for quotation through the Nasdaq National Market.

OUR STOCK PRICE MAY BE VOLATILE

    The price at which our class A common stock trades may be volatile and may fluctuate substantially due to competition and changes in the subscription television industry, regulatory changes, launch and satellite failures, operating results below expectations, our strategic investments and acquisitions, and other factors. In addition, price and volume fluctuations in the stock market may affect market prices for our class A common stock for reasons unrelated to our operating performance.

THE SHARES OF CLASS A COMMON STOCK RECEIVED UPON CONVERSION OF THE CONVERTIBLE NOTES HAVE LIMITED VOTING RIGHTS

    Our equity securities consist of common stock and preferred stock. Our common stock has been divided into three classes with different voting rights. Holders of class A common stock, which is the class issuable upon conversion of the convertible notes, and holders of class C common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Holders of class B common stock are entitled to ten votes per share. No class C common stock or other series of preferred stock is currently outstanding. However, upon a change of control of us, any holder of class C common stock would be entitled to ten votes per share. Holders of common stock generally vote together as a single class on matters submitted to stockholders. Although the class A common stock represents approximately 50% of our total common and preferred shares outstanding, it represents only 9% of our total voting power. Holders of class A common stock received upon conversion of the convertible notes will therefore not be able to meaningfully participate in our affairs absent a restructuring of our capital stock or the conversion of the outstanding class B common stock into class A common stock.

WE DO NOT EXPECT TO PAY DIVIDENDS IN THE FORESEEABLE FUTURE

    We have never declared or paid any cash dividends on any class of our common stock and we do not expect to declare dividends on our common stock in the foreseeable future. Payment of any future dividends will depend upon our earnings and capital requirements, restrictions in our debt facilities and other factors our Board of Directors considers appropriate. We currently intend to retain our earnings, if any, to support future growth and expansion. We may also, in the future, enter into arrangements that limit our ability to pay dividends.

                       RATIO OF EARNINGS TO FIXED CHARGES




                                                                                                             Six Months
                                                          Year Ended December 31,                               Ended
                                  ----------------------------------------------------------------------      June 30,
                                     1996           1997          1998           1999            2000            2001
                                  ----------     ----------     ----------     ----------     ----------     ----------
     Ratio of earnings
     to fixed charges                     --             --             --             --             --             --
                                  ==========     ==========     ==========     ==========     ==========     ==========
     Deficiency of
     available
     earnings to
     fixed charges                $ (185,066)    $ (346,947)    $ (272,862)    $ (512,986)    $ (615,291)    $ (169,648)
                                  ==========     ==========     ==========     ==========     ==========     ==========

    For purposes of computing the ratio of earnings to fixed charges, and the deficiency of earnings to fixed charges, earnings consist of earnings from continuing operations before income taxes, plus fixed charges. Fixed charges consist of interest incurred on all indebtedness and the imputed interest component of rental expense under non-cancelable operating leases. For the years ended December 31, 1996, 1997, 1998, 1999 and 2000 and the six months ended June 30, 2001, earnings were insufficient to cover the fixed charges.

                        DESCRIPTION OF CONVERTIBLE NOTES

GENERAL

    The convertible notes were issued under an indenture, to which we and U.S. Bank Trust National Association, as trustee, are parties. The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture and the registration rights agreement because they, and not this description, define your rights as a holder of the convertible notes. Copies of the indenture and the registration rights agreement are available to you upon request.

    You can find the definitions of certain terms used in this description under the subheading "Definitions." In this section of the prospectus entitled "Description of Convertible Notes" when we use the terms "we," "us," "our" or similar terms, we are referring only to EchoStar Communications Corporation, the issuer of the convertible notes, and not to any of our subsidiaries.

    The convertible notes are our general unsecured obligations, subordinated in right and priority of payment to all of our existing and future Senior Debt as described under the subheading "Subordination of convertible notes" and convertible into our class A common stock as described under the subheading "Conversion." The indenture does not contain any financial covenants or restrictions on the payment of dividends, the incurrence of Senior Debt, the incurrence of other obligations, including debt, ranking equal to the convertible notes or issuance or repurchase of our securities. The indenture contains no covenants or other provisions to afford protection to holders of the convertible notes in the event of a highly leveraged transaction, except to the extent described under the subheading "Repurchase at the option of holders." The convertible notes are not guaranteed by any of our subsidiaries.

    We conduct substantially all of our operations through our subsidiaries. We are dependent upon the cash flow of our subsidiaries to meet our obligations, including our obligations under the convertible notes. As a result, the convertible notes are subordinated to all existing and future indebtedness and other liabilities and commitments of our subsidiaries with respect to the cash flow and assets of those subsidiaries.

PRINCIPAL, MATURITY AND INTEREST

    We issued convertible notes with a maximum aggregate principal amount of $1,000,000,000. The convertible notes will mature on May 15, 2008. Interest on the convertible notes will accrue at a rate of 5 3/4% per annum from the date of original issuance and will be payable semiannually in cash on May 15 and November 15, commencing on November 15, 2001. We will make each interest payment to the holders of record of the convertible notes on the immediately preceding May 1 and November 1. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. All references herein to a payment of principal shall include any premium that may be payable.

    We are required to pay special interest on the convertible notes under certain circumstances, all as further described under the caption "Registration Rights." All references herein to interest on the convertible notes shall include any such special interest that may be payable.

    The convertible notes are payable both as to principal and interest on presentation of such convertible notes if in certificate form at our offices or agencies maintained for such purpose or, at our option, payment of interest may be made by check mailed to the holders of the convertible notes at their respective addresses listed in the register of holders of convertible notes or, if a holder who holds an aggregate principal amount of at least $5.0 million of convertible notes so requests, by wire transfer of immediately available funds to an account previously specified in writing by such holder to us and the trustee. Until we designate otherwise, our office or agency is the office of the trustee maintained for this purpose. The convertible notes have been issued in registered form, without coupons, and in denominations of $1,000 and integral multiples of $1,000.

CONVERSION

    The holder of any convertible note has the right, exercisable at any time after 90 days following the date of their original issuance and prior to maturity, to convert the principal amount thereof (or any portion thereof that is an integral multiple of $1,000) into shares of our class A common stock at a conversion price of $43.29 per share, subject to adjustment as described below (the "Conversion Price"), except that if a convertible note is called for redemption, the conversion right will terminate at the close of business on the business day immediately preceding the date fixed for redemption.

    If any convertible notes are converted during the period after any record date but before the next interest payment date, interest on such convertible notes will be paid on the next interest payment date, notwithstanding such conversion, to the holder of record on the record date of those convertible notes. Any convertible notes that are, however, delivered to us for conversion after any record date but before the next interest payment date must, except as described in the next sentence, be accompanied by a payment equal to the interest payable on such interest payment date on the principal amount of convertible notes being converted. We will not require the payment to us described in the preceding sentence if, during that period between a record date and the next interest payment date, a conversion occurs on or after the date that we have issued a redemption notice and prior to the date of redemption. If any convertible notes are converted after an interest payment date but on or before the next record date, no interest will be paid on those convertible notes. No fractional shares will be issued upon conversion, but a cash adjustment will be made for any fractional shares.

    The conversion price is subject to adjustment upon the occurrence of certain events, including:

         (1) the issuance of shares of class A common stock as a dividend or distribution on our common stock;

         (2) the subdivision or combination of our outstanding class A common stock;

         (3) the issuance to substantially all holders of our class A common stock of rights or warrants to subscribe for or purchase class A common stock (or securities convertible into class A common stock) at a price per share less than the then current market price per share, as defined;

         (4) the distribution of shares of our capital stock (other than class A common stock), evidences of indebtedness or other assets (excluding dividends in cash, except as described in paragraph 5 below) to all holders of our class A common stock;

         (5) the distribution, by dividend or otherwise, of cash to all holders of our class A common stock in an aggregate amount that, together with the aggregate of any other distributions of cash that did not trigger a Conversion Price adjustment to all holders of our class A common stock within the 12 months preceding the date fixed for determining the stockholders entitled to such distribution and all Excess Payments in respect of each tender offer or other negotiated transaction by us or any of our subsidiaries for our class A common stock concluded within the preceding 12 months not triggering a Conversion Price adjustment, exceeds 15% of the product of the current market price per share (determined as set forth below) on the date fixed for the determination of stockholders entitled to receive such distribution times the number of shares of our class A common stock outstanding on that date;

         (6) payment of an Excess Payment in respect of a tender offer or other negotiated transaction by us or any of our subsidiaries for our class A common stock, if the aggregate amount of such Excess Payment, together with the aggregate amount of cash distributions made within the preceding 12 months not triggering a Conversion Price adjustment and all Excess Payments in respect of each tender offer or other negotiated transaction by us or any of our subsidiaries for our class A common stock concluded within the preceding 12 months not triggering a Conversion Price adjustment, exceeds 15% of the product of the current market price per share on the expiration of such tender offer or the consummation of such other negotiated transaction, as the case may be, times the number of shares of our class A common stock outstanding on that date; and

         (7) the distribution to substantially all holders of our class A common stock of rights or warrants to subscribe for securities (other than those referred to in paragraph 3 above). In the event of a distribution to substantially all holders of our class A common stock of rights to subscribe for additional shares of our capital stock (other than those referred to in paragraph 3 above), we may, instead of making any adjustment in the Conversion Price, make proper provision so that each holder of a convertible note who converts that convertible note after the record date for such distribution and prior to the expiration or redemption of such rights will be entitled to receive upon such conversion, in addition to shares of class A common stock, an appropriate number of such rights. No adjustment of the Conversion Price will be made until cumulative adjustments amount to one percent or more of the Conversion Price as last adjusted.

    If we reclassify or change our outstanding class A common stock, or consolidate with or merge into or transfer or lease all or substantially all of our assets to any person, or are a party to a merger that reclassifies or changes our outstanding class A common stock, the convertible notes will become convertible into the kind and amount of securities, cash or other assets which the holders of the convertible notes would have owned immediately after the transaction if the holders had converted their convertible notes immediately before the effective date of the transaction.

    The indenture provides that if rights, warrants or options expire unexercised, the Conversion Price shall be readjusted to take into account the actual number of such warrants, rights or options, which were exercised.

    In the indenture, the "current market price" per share of class A common stock on any date means the average of the daily market prices for the shorter of (i) ten consecutive business days ending on the last full trading day on the exchange or market referred to in determining such daily market prices prior to the time of determination (as defined in the indenture) or (ii) the period commencing on the date next succeeding the first public announcement of the issuance of such rights or warrants or such distribution through such last full trading day prior to the time of determination.

    We are permitted to make such reductions in the Conversion Price as we, in our discretion, determine to be advisable in order that any stock dividend, subdivision of shares, distribution of rights to purchase stock or securities or distribution of securities convertible into or exchangeable for stock which we make to our stockholders will not be taxable to the recipients.

SUBORDINATION OF CONVERTIBLE NOTES

    The convertible notes are subordinated in right and priority of payment to all of our existing and future Senior Debt. The indenture does not prohibit or limit the amount of indebtedness, including Senior Debt and secured debt, that we or any of our subsidiaries may incur. As of June 30, 2001, the convertible notes ranked junior to $3.0 billion of indebtedness and $1.3 billion of other liabilities of our subsidiaries, and ranked equal to $1.0 billion of our other convertible notes.

    The payment of the principal of, interest on or any other amounts due on the convertible notes is subordinated in right and priority of payment to the prior payment in full of all of our Senior Debt. No payment on account of principal of, redemption of, interest on or any other amounts due on the convertible notes, including, without limitation, any payments on the Change of Control Offer, and no redemption, purchase or other acquisition of the convertible notes may be made unless (i) full payment of amounts then due on all Senior Debt have been made or duly provided for under the terms of the instrument governing such Senior Debt, and (ii) at the time for, or immediately after giving effect to, any such payment, redemption, purchase or other acquisition, there shall not exist under any Senior Debt or any agreement pursuant to which any Senior Debt has been issued, any default which shall not have been cured or waived and which shall have resulted in the full amount of such Senior Debt being declared due and payable. In addition, the indenture provides that if we and the trustee are notified by any of the holders of any issue of Senior Debt (the "Payment Blockage Notice") that a default has occurred giving the holders of such Senior Debt the right to accelerate the maturity thereof, no payment on account of principal, redemption, interest, special interest, if any, or any other amounts due on the convertible notes and no purchase, redemption or other acquisition of the convertible notes will be made for the period (the "Payment Blockage Period") commencing on the date notice is received and ending on the earlier of
(A) the date on which such event of default shall have been cured or waived or
(B) 180 days from the date notice is received. Notwithstanding the foregoing, only one Payment Blockage Notice with respect to the same event of default or any other events of default existing and unknown to the person giving such notice at the time of such notice on the same issue of Senior Debt may be given during any period of 360 consecutive days unless such event of default or such other events of default have been cured or waived for a period of not less than 90 consecutive days. No new Payment Blockage Period may be commenced by the holders of Senior Debt during any period of 360 consecutive days unless all events of default which triggered the preceding Payment Blockage Period have been cured or waived.

    Upon any distribution of our assets in connection with any dissolution, winding-up, liquidation or reorganization or acceleration of the principal amount due on the convertible notes because of any event of default, all Senior Debt must be paid in full before the holders of the convertible notes are entitled to any payments whatsoever.

    As a result of these subordination provisions, in the event of our insolvency, holders of the convertible notes may recover ratably less than our general creditors.

    If the payment of the convertible notes is accelerated because of an event of default, we or the trustee shall promptly notify the holders of Senior Debt or the trustee(s) for such Senior Debt of the acceleration. We may not pay the convertible notes until five days after such holders or trustee(s) of Senior Debt receive notice of such acceleration and, thereafter, may pay the convertible notes only if the subordination provisions of the indenture otherwise permit payment at that time.

    If the trustee or any holder of convertible notes receives any payment or distribution of our assets of any kind in contravention of any of the terms of the indenture, whether in cash, property or securities, including, without limitation by way of set-off or otherwise, in respect of the convertible notes before all Senior Debt is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of holders of Senior Debt, and will be immediately paid over or delivered to the holders of Senior Debt or their representative or representatives to the extent necessary to make payment in full of all Senior Debt remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holder of Senior Debt.

    We are the exclusive obligors on the convertible notes. Since our operations are conducted wholly through our subsidiaries, our ability to service debt, including the convertible notes, is dependent upon the earnings of our subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those subsidiaries to, us. The payment of dividends to us and the making of loans and advances to us by our subsidiaries may be subject to statutory or contractual restrictions, is dependent upon the earnings of those subsidiaries and may be subject to various business considerations. The outstanding senior notes of EBC currently restrict EBC from paying dividends or making distributions to us. EBC is an intermediate holding company and its ability to pay dividends or make other distributions to us is dependent upon the earnings of its subsidiary, EDBS. The outstanding senior notes of EDBS currently restrict EDBS from paying dividends or making other distributions to EBC.

    Any right that we have to receive assets of any of our subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the convertible notes to participate in those assets) is effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that we ourselves are recognized as a creditor of such subsidiary, in which case our claims would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by us.

    The indenture does not prohibit or limit the amount of additional indebtedness and other liabilities, including Senior Debt, which we can create, incur, assume or guarantee, nor does the indenture prohibit or limit the amount of indebtedness and other liabilities which any subsidiary can create, incur, assume or guarantee.

OPTIONAL REDEMPTION

    We may not redeem the convertible notes prior to May 15, 2004. Thereafter, the convertible notes are subject to redemption at our option, in whole or in part, upon not less than 30 nor more than 60 days notice, at the redemption prices set forth below, expressed as percentages of principal amount plus accrued and unpaid interest thereon, in each case, to the applicable redemption date, if redeemed during the twelve-month period beginning on May 15 of the years indicated below:


    Year                    Percentage
    ----                    ----------
    2004                     103.286%
    2005                     102.464%
    2006                     101.643%
    2007                     100.821%
    2008                     100.000%


MANDATORY REDEMPTION AND REPURCHASE

    We are not required to make mandatory redemption or sinking fund payments with respect to the convertible notes. We are, however, required to make a Change of Control Offer with respect to a repurchase of the convertible notes under the circumstances described under the subheading "Repurchase at the option of holders."

SELECTION AND NOTICE

    If less than all of the convertible notes are to be redeemed at any time, selection of convertible notes for redemption will be made by the trustee in compliance with the requirements of any securities exchange on which the convertible notes are listed. In the absence of any requirements of any securities exchange or if the convertible notes are not listed, selection of the convertible notes to be redeemed will be made on a pro rata basis, provided that no convertible notes of $1,000 or less may be redeemed in part. Notice of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of convertible notes to be redeemed at its registered address. If any convertible note is to be redeemed in part only, the notice of redemption that relates to that convertible note shall state the portion of the principal amount thereof to be redeemed. A new convertible note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original convertible note. On and after the redemption date, interest ceases to accrue on convertible notes or portions of them called for redemption.

REPURCHASE AT THE OPTION OF HOLDERS

    If a Change of Control occurs, each holder of convertible notes will have the right to require us to repurchase all or any part of that holder's convertible notes equal to $1,000 or an integral multiple of $1,000, pursuant to the Change of Control Offer at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest, if any, as of the date of repurchase. The payment will be referred to as the Change of Control Payment. Within 40 days following any Change of Control, we will mail a notice to each holder, stating:

         (1) that the Change of Control Offer is being made pursuant to the covenant entitled "Change of Control" and that all convertible notes tendered will be accepted for payment;

         (2) the purchase price and the purchase date, which shall be no earlier than 30 days nor later than 40 days from the date such notice is mailed. This date is referred to as the Change of Control Payment Date;

         (3) that interest will continue to accrue on any convertible notes not tendered, as provided in the convertible notes;

         (4) that, unless we default in the payment of the Change of Control Payment, with respect to all convertible notes accepted for payment pursuant to the Change of Control Offer, interest will cease to accrue after the Change of Control Payment Date;

         (5) that holders electing to have any convertible notes purchased pursuant to a Change of Control Offer will be required to surrender the convertible notes, with the form entitled Option of Holder to Elect Purchase on the reverse of the convertible notes completed, to the paying agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

         (6) that holders will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter stating the name of the holder, the principal amount of convertible notes delivered for purchase, and a statement that the holder is withdrawing the election to have such convertible notes purchased; and

         (7) that holders whose convertible notes are being purchased only in part will be issued new convertible notes equal in principal amount to the unpurchased portion of the convertible notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple of $1,000.

    We will comply with the requirements of Rules 13e-4 and 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the convertible notes in connection with a Change of Control.

    On the Change of Control Payment Date, we will, to the extent lawful:

         (1) accept for payment convertible notes or portions of convertible notes tendered pursuant to the Change of Control Offer;

         (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all convertible notes or portions of convertible notes so tendered; and

         (3) deliver or cause to be delivered to the trustee the convertible notes so accepted together with an officers' certificate stating the convertible notes or portions of convertible notes that have been tendered.

    The paying agent shall promptly mail to each holder of convertible notes so accepted, or, if a holder requests, wire transfer immediately available funds to an account previously specified in writing by the holder to us and the paying agent, payment in an amount equal to the purchase price for such convertible notes. The trustee shall promptly authenticate and mail to each holder a new convertible note equal in principal amount to any unpurchased portion of the convertible notes surrendered, if any; provided that each new convertible note shall be in a principal amount of $1,000 or an integral multiple of $1,000. We will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

    Except as described above with respect to a Change of Control, the indenture does not contain any other provision that permits the holders of the convertible notes to require that we repurchase or redeem the convertible notes in the event of a takeover, recapitalization or similar restructuring. The Change of Control Offer requirement of the convertible notes may, in certain circumstances, make more difficult or discourage a takeover, and, thus, the removal of incumbent management. Management has not entered into any agreement or plan involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into various transactions including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings.

    Our ability to pay cash to the holders of convertible notes pursuant to a Change of Control Offer may be limited by our then existing financial resources. See "Risk Factors." Any future credit facilities or other agreements relating to our or our subsidiaries' indebtedness may contain prohibitions or restrictions on our ability to effect a Change of Control Payment or may also require a similar offer to which we or our subsidiaries may be required to allocate resources, such as with EBC's and EDBS' outstanding senior notes. If a Change of Control occurs at a time when such prohibitions or restrictions are in effect, we could seek the consent of our lenders to the purchase of convertible notes and other indebtedness containing change of control provisions or could attempt to refinance the borrowings that contain such prohibitions or restrictions. If we do not obtain such consents or repay such borrowings, we will be effectively prohibited from purchasing the convertible notes. In such case, our failure to purchase tendered convertible notes would constitute an event of default under the indenture. Moreover, the events that constitute a Change of Control under the indenture may constitute events of default under our future debt instruments or credit agreements of us or our subsidiaries, and certain events that constitute a Change of Control under our subsidiaries indebtedness may not constitute a Change of Control under the indenture. Such events of default may permit the lenders under those debt instruments or credit agreements to accelerate the debt and, if the debt is not paid or repurchased, to enforce their security interests in what may be all or substantially all of the assets of our subsidiaries. Therefore, our ability to raise cash to repay or repurchase the convertible notes may be limited.

    "Change of Control" means

         (a) any transaction or series of transactions (including, without limitation, a tender offer, merger or consolidation) the result of which is that the Principal and his Related Parties or an entity controlled by the Principal and his Related Parties (and not controlled by any person other than the Principal or his Related Parties) sell, transfer or otherwise dispose of more than 50% of the total Equity Interests in us beneficially owned (as defined in Rule 13(d)(3) under the Exchange Act, but without including any Equity Interests which may be deemed to be owned solely by reason of the existence of any voting arrangements) by such persons on the date of the indenture (as adjusted for stock splits and dividends and other distributions payable in Equity Interests);

         (b) the first day on which a majority of the members of our Board of Directors are not Continuing Directors; or

         (c) the sale, lease or transfer of all or substantially all of our assets to any person or "group," within the meaning of Section 13(d)(3) and 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, other than the Principal and his Related Parties.

    Notwithstanding the foregoing, a Change of Control will not be deemed to have occurred if, in case of a merger, consolidation, tender offer, share exchange, sale, lease or transfer of all or substantially all of our assets or similar transaction or group of related transactions (each, a "Transaction"), not less than 70% of the consideration in the Transaction (excluding cash payments for fractional shares issued in connection with the Transaction, and excluding debt and other liabilities assumed in the Transaction) constituting the Change of Control as defined in (a), (b) and (c) above, consists of common stock traded on a United States national securities exchange or quoted on the Nasdaq National Market (or which will be so traded or quoted when issued or exchanged in connection with such Change of Control) and as a result of such transaction or transactions, the convertible notes become convertible into such common stock or remain convertible into class A common stock.

    "Principal" means Charles W. Ergen.

    "Related Party" means, with respect to the Principal, (a) the spouse and each immediate family member of the Principal and (b) each trust, corporation, partnership or other entity of which the Principal beneficially holds an 80% or more controlling interest.


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


COVENANTS

SALE OF ASSETS

    The indenture provides that we may not sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our properties or assets in any one or more related transactions to another corporation, person or entity unless:

    o The entity or person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

    o The entity or person to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made assumes all obligations pursuant to a supplemental indenture, in a form reasonably satisfactory to the trustee, under the convertible notes and the indenture; and

    o Immediately after such transaction no default or event of default exists.

LIMITATION ON STATUS AS INVESTMENT COMPANY

    The indenture provides that we will not, and will not permit any subsidiary to, conduct our or its business in a fashion that would cause us to be required to register as an "investment company" (as that term is defined in the Investment Company Act of 1940, as amended).

REPORTS

    Whether or not required by the rules and regulations of the SEC, so long as any convertible notes are outstanding, we will furnish to the holders of convertible notes all quarterly and annual financial information required to be contained in a filing with the SEC on Forms 10-Q and 10-K, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report by our certified independent accountants.

EVENTS OF DEFAULT AND REMEDIES

    The indenture provides that each of the following constitutes an event of default:

         (1) default for 30 days in the payment when due of interest on the convertible notes;

         (2) a default in the payment of principal of any convertible note when due at its stated maturity, upon optional redemption, in connection with a Change of Control Offer, upon declaration, or otherwise;

         (3) our failure to comply for 30 days after notice with any of our obligations under the covenants described under "Repurchase at the option of holders" and "Sale of assets" (in each case, other than a failure to purchase convertible notes in connection with a Change of Control Offer);

         (4) our failure for 60 days after notice to comply with certain other covenants and agreements contained in the indenture or the convertible notes;

         (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by us or any of our subsidiaries that is a "Significant Subsidiary" or any group of two or more subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, or the payment of which is guaranteed by us or any of our subsidiaries that is a Significant Subsidiary or any group of two or more subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, whether such Indebtedness or guarantee now exists, or is created after the issuance date, which default:

         (a) is caused by a failure to pay when due principal or interest on such Indebtedness within the grace period provided in such Indebtedness, which payment default continues beyond any applicable grace period; or

         (b) results in the acceleration of such Indebtedness prior to its express maturity; and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $50 million or more;

         (6) failure by us or any subsidiary of ours that is a Significant Subsidiary or any group of two or more subsidiaries that, taken as a whole, would constitute a Significant Subsidiary to pay final judgments for the payment of money (other than any judgment as to which a reputable insurance company has accepted liability subject to customary terms) aggregating in excess of $75 million, which judgments are not paid, wired, discharged or stayed within 60 days after their entry;

         (7) certain events of bankruptcy or insolvency with respect to us or any subsidiary of ours that is a Significant Subsidiary or any group of two or more subsidiaries that, taken as a whole, would constitute a Significant Subsidiary; and

         (8) the approval by our shareholders of any merger, amalgamation or consolidation by us (whether or not we are the surviving corporation) and whether or not such merger, amalgamation or consolidation is in one or more related transactions if, (i) the successor corporation, person or entity (A) does not assume all the obligations, pursuant to a supplemental indenture in a form reasonably satisfactory to the trustee, under the convertible notes and the indenture (to the extent any such supplemental indenture may be necessary, in the opinion of the trustee, to evidence our continuing obligations under the indenture) and (B) is not a corporation, person or entity organized or existing under the laws of the United States, any state thereof or the District of Columbia or (ii) immediately after the transaction, any default or event of default exists.

    If any event of default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding convertible notes may declare all the convertible notes to be due and payable immediately, subject to the provisions limiting payment described under the subheading "Subordination of convertible notes." Notwithstanding the foregoing, if a default occurs from
(i) the events described in paragraph 8 above regarding merger, amalgamation or consolidation or (ii) certain events of bankruptcy or insolvency, with respect to us or any significant subsidiary, all outstanding convertible notes will become immediately due and payable without further action or notice. Holders of the convertible notes may not enforce the indenture or the convertible notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding convertible notes may direct the trustees in its exercise of any trust or power. The trustee may withhold from holders of the convertible notes notice of any continuing default or event of default, except a default or event of default relating to the payment of principal or interest, if it determines that withholding notice is in their interest.

    If the convertible notes are accelerated because an event of default has occurred and is continuing as a result of the acceleration of any Indebtedness described in paragraph 5 above, the acceleration shall be automatically annulled if:

    o the holders of any Indebtedness described in such paragraph 5, above, have rescinded the declaration of acceleration in respect of such Indebtedness within 30 days after the date of such declaration;

    o the annulment of the acceleration of the convertible notes would not conflict with any judgment or decree of a court of competent jurisdiction; and

    o all existing events of default, except for nonpayment of principal of or interest on the convertible notes that became due solely because of the acceleration of the convertible notes, have been cured or waived.

    The holders of a majority in aggregate principal amount of the then outstanding convertible notes by notice to the trustee may on behalf of all of the holders waive any existing default or event of default and its consequences under the indenture except a continuing default or event of default in the payment of interest on or the principal of the convertible notes.

    We are required to deliver to the trustee annually a statement regarding compliance with the indenture, and we are required, upon becoming aware of any default or event of default, to deliver to the trustee a statement specifying that default or event of default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND SHAREHOLDERS

    No director, officer, employee, incorporator or shareholder of ours, as such, shall have any liability for any of our obligations under the convertible notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of the convertible notes by accepting a convertible note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the convertible notes. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the SEC that a waiver of such liabilities is against public policy.

UNCLAIMED MONEY; PRESCRIPTION

    If money deposited with the trustee or paying agent for the payment of principal or interest remains unclaimed for two years, the trustee and the paying agent shall pay the money back to us at our written request. After that, holders of convertible notes entitled to the money must look to us for payment unless an abandoned property law designates another person and all liability of the trustee and the paying agent shall cease. Other than as described in this paragraph, the indenture does not provide for any prescription period for the payment of interest and principal on the convertible notes.


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


BOOK ENTRY

    The convertible notes were issued in the form of a global security issued in reliance on Rule 144A under the Securities Act and a global security issued in reliance on Regulation S under the Securities Act. Upon the issuance of a global security, the depository or its nominee credited the accounts of persons holding through it with the respective principal amounts of the convertible notes represented by such global security. Such accounts were designated by the initial purchaser with respect to convertible notes placed by the initial purchaser for us. Ownership of beneficial interests in a global security are limited to persons that have accounts with the depository ("participants") or persons that may hold interests through participants. Ownership of beneficial interests by participants in a global security are shown on, and the transfer of that ownership interest will be effected only through, records maintained by the depository for such global security. Ownership of beneficial interests in such global security by persons that hold through participants are shown on, and the transfer of that ownership interest through such participant are effected only through, records maintained by such participant. The foregoing may impair the ability to transfer beneficial interests in a global security.

    Payment of all amounts due on convertible notes represented by any such global security are made to the depository or its nominee, as the case may be, as the sole holder of the convertible notes represented thereby for all purposes under the indenture. None of us, the trustee, any of our agents or the trustee or the initial purchaser have any responsibility or liability for any aspect of the depository's records relating to or payments made on account of beneficial ownership interests in any global security representing any convertible notes or for maintaining, supervising or reviewing any of the depository's records relating to such beneficial ownership interests.

    We have been advised by the depository that, upon receipt of any payment on any global security, the depository will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security as shown on the records of the depository. Payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name," and will be the sole responsibility of such participants.

    A global security may not be transferred except as a whole by the depository for such global security to a nominee of such depository or by a nominee of such depository to such depository or another nominee of such depository or by such depository or any such nominee to a successor of such depository or a nominee of such successor. If the depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by us or the depository within 90 days, we will issue convertible notes in definitive form in exchange for the global security. In either instance, an owner of a beneficial interest in the global security will be entitled to have convertible notes equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such convertible notes in definitive form. Convertible notes so issued in definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons. Amounts due on the convertible notes will payable, and the convertible notes may be presented for registration of transfer or exchange, at the offices of the trustee.

    So long as the depository for a global security, or its nominee, is the registered owner of such global security, such depository or such nominee, as the case may be, will be considered the sole holder of the convertible notes represented by such global security for the purposes of receiving payment on the convertible notes, receiving notices and for all other purposes under the indenture and the convertible notes. Beneficial interests in convertible notes are evidenced only by, and transfers thereof are effected only through, records maintained by the depository and its participants. Cede & Co. has been appointed as the nominee of the depository. Except as provided above, owners of beneficial interests in a global security are not entitled to certificates and are not considered the holders thereof for any purposes under the indenture. Accordingly any such person owning a beneficial interest in such a global security must rely on the procedures of the depository, and, if any such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture. The indenture will provide that the depository may grant proxies and otherwise authorize participants to give or to take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the indenture. We understand that under existing industry practices, in the event that we request any action of holders or that an owner of a beneficial interest in such a global security desires to give or take any action which a holder is entitled to give or take under the indenture, the depository would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

    The Depository Trust Company ("DTC") has been appointed as the initial depository. DTC has advised us that it is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the


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


Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (including the initial purchaser), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the depository. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

    Beneficial interests in any global security may be exchanged for beneficial interests in any other global security only in connection with a transfer of such interest. Such transfers are subject to compliance with customary certification requirements which are set forth in the indenture.

    Any beneficial interest in one of the global securities that is exchanged for an interest in any other global security will cease to be an interest in such global security and will become an interest in such other global security. Accordingly, such interest will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interests in such other global security for as long as it remains such an interest. Any exchange of a beneficial interest in one global security for a beneficial interest in any other global security will be effected by DTC by means of an instruction originated by the trustee through its Deposit/Withdraw at Custodian ("DWAC") system. Accordingly, in connection with any such exchange, appropriate adjustments will be made in the records of the registrar to reflect a decrease in the principal amount of such global security and a corresponding increase in the principal amount of such other global security.

PAYMENTS OF PRINCIPAL AND INTEREST

    The indenture requires that payments in respect of the convertible notes held of record by DTC or its nominee (including convertible notes evidenced by the global securities) be made in same day funds. Payments in respect of the convertible notes held of record by holders other than DTC may, at our option, be made by check and mailed to such holders of record as shown on the register for the convertible notes.

AMENDMENT, SUPPLEMENT AND WAIVER

    Except as provided in the next succeeding paragraph, the indenture or the convertible notes may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the then outstanding convertible notes, as applicable, including consents obtained in connection with a tender offer or exchange offer for the convertible notes, and any existing default or compliance with any provision of the indenture or the convertible notes may be waived with the consent of the holders of a majority in aggregate principal amount of then outstanding convertible notes, including consents obtained in connection with a tender offer or exchange offer for the convertible notes.

    Without the consent of each holder affected, an amendment or waiver may not:

    o reduce the amount of convertible notes whose holders must consent to an amendment, supplement or waiver;

    o reduce the principal of or change the fixed maturity of any convertible note or alter the provisions with respect to the redemption of the convertible notes, except for provisions, including relevant definitions, relating to repurchases of the convertible notes pursuant to the covenant described above under the subheading "Repurchase at the option of holders;"

    o reduce the rate of or change the time for payment or accrual of interest on any convertible note;

    o waive a default in the payment of principal of or interest on any convertible notes, except a rescission of acceleration of the convertible notes by the holders of at least a majority in aggregate principal amount of the convertible notes and a waiver of the payment default that resulted from such acceleration;

    o make any convertible note payable in money other than that stated in the convertible notes;

    o make any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of convertible notes to receive payments of principal of or interest on the convertible notes;

    o    waive a redemption payment with respect to any convertible note;

    o impair the right to convert the convertible notes into class A common stock;

    o modify the conversion or subordination provision of the indenture in a manner adverse to the holders of the convertible notes; or

    o    make any change in the foregoing amendment and waiver provisions.

    Notwithstanding the foregoing, without the consent of any holder of convertible notes, we and the trustee may amend or supplement the indenture or the convertible notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated convertible notes in addition to or in place of certificated convertible notes, to provide for the assumption of our obligations to holders of the convertible notes in the case of a merger or consolidation or certain transfers or leases, to make any change that would provide any additional rights or benefits to the holders of the convertible notes or that does not adversely affect the legal rights under the indenture of any such holder, or to comply with requirements of the SEC in order to maintain the qualification of the indenture under the Trust Indenture Act.

GOVERNING LAW AND JUDGMENTS

    The convertible notes and the indenture are governed exclusively by and construed in accordance with the laws of the State of New York without giving effect to applicable principles of conflicts of laws to the extent that the application of the law of another jurisdiction would be required thereby.

    We will submit to the jurisdiction of the United States federal and New York state courts located in the borough of Manhattan, City and State of New York for purposes of all legal actions and proceedings instituted in connection with the convertible notes and indenture.

CONCERNING THE TRUSTEE

    The indenture contains limitations on the rights of the trustee, should it become a creditor of ours, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee may engage in other transactions; however, if it acquires any conflicting interest it must eliminate that conflict within 90 days, apply to the SEC for permission to continue or resign.

    The holders of the majority in aggregate principal amount of the then outstanding convertible notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee under the indenture, subject to certain exceptions. The indenture provides that in case an event of default shall occur, which shall not be cured or waived, the trustee is required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of convertible notes, unless the holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

DEFINITIONS

    The following are selected defined terms that are used in the indenture. Reference is made to the indenture for a full definition of all terms, as well as certain other terms used in this description of the convertible notes for which no definition is provided.

    "Capital Stock" means any and all shares, interests, participations, rights or other equivalents, however designated, of corporate stock, including, without limitation, partnership interests.

    "Continuing Director" means, as of any date of determination, any member of our Board of Directors who:

         (a) was a member of such Board of Directors on the date of the indenture; or

         (b) was nominated for election or elected to such Board of Directors with the affirmative vote of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election or was nominated for election or elected by the Principal and his Related Parties.

    "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any Indebtedness that is convertible into, or exchangeable for, Capital Stock.

    "Excess Payment" means the excess of (A) the aggregate of the cash and value of other consideration paid by us or any of our subsidiaries with respect to our shares acquired in a tender offer or other negotiated transaction over (B) the market value of such acquired shares after giving effect to the completion of a tender offer or other negotiated transaction.


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


    "Exchange Rate Contract" means, with respect to any person, any currency swap agreements, forward exchange rate agreements, foreign currency futures or options, exchange rate collar agreements, exchange rate insurance and other agreements or arrangements, or combination thereof, the principal purpose of which is to provide protection against fluctuations in currency exchange rates. An Exchange Rate Contract may also include an Interest Rate Agreement.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, which are in effect on the Issuance Date and are applied on a consistent basis.

    "Guarantee" means a guarantee, other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, letters of credit and reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

    "Indebtedness" means, with respect to any person, any indebtedness of such person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof), or representing the balance deferred and unpaid of the purchase price of any property (which purchase price is due more than six months after the placing into service or delivery of such property) including pursuant to capital leases and sale-and-leaseback transactions, or representing any hedging obligations under an Exchange Rate Contract or an Interest Rate Agreement, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness, other than obligations under an Exchange Rate Contract or an Interest Rate Agreement, would appear as a liability upon a balance sheet of such person prepared in accordance with GAAP, and also includes, to the extent not otherwise included, the Guarantee of items which would be included within this definition. The amount of any Indebtedness outstanding as of any date shall be the accreted value thereof, in the case of any Indebtedness issued with original issue discount. Indebtedness shall not include liabilities for taxes of any kind.

    "Interest Rate Agreement" means, with respect to any person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement the principal purpose of which is to protect the party indicated therein against fluctuations in interest rates.

    "Issuance Date" means the date on which the convertible notes are first authenticated and issued.

    "Senior Debt" means the principal of, interest on and other amounts due on
(i) our Indebtedness, whether outstanding on the date of the indenture or thereafter created, incurred, assumed or guaranteed by us, for money borrowed from banks or other financial institutions; (ii) Indebtedness, whether outstanding on the date of the indenture or thereafter created, incurred, assumed or guaranteed by us; (iii) our Indebtedness under interest rate swaps, caps or similar hedging agreements and foreign exchange contracts, currency swaps or similar agreements; unless, in the instrument creating or evidencing or pursuant to which Indebtedness under (i) or (ii) is outstanding, it is expressly provided that such Indebtedness is not senior in right of payment to the convertible notes. Senior Debt includes, with respect to the obligations described in clauses (i) and (ii) above, interest accruing, pursuant to the terms of such Senior Debt, on or after the filing of any petition in bankruptcy or for reorganization relating to us, whether or not post-filing interest is allowed in such proceeding, at the rate specified in the instrument governing the relevant obligation. Notwithstanding anything to the contrary in the foregoing, Senior Debt shall not include: (a) Indebtedness of or amounts owed by us for compensation to employees, or for goods or materials purchased in the ordinary course of business, or for services; and (b) Indebtedness which we owe to any of our subsidiaries.

    "Significant Subsidiary" means any subsidiary of ours which is a "significant subsidiary" as defined in Rule 1-02(v) of Regulation S-X under the Securities Act and the Exchange Act, as such regulation is in effect on the date of the indenture.

                               REGISTRATION RIGHTS

    The following summary of the registration rights provided in the registration rights agreement and the convertible notes is not complete. You should refer to the registration rights agreement and the convertible notes for a full description of the registration rights that apply to the convertible notes and the class A common stock issuable upon conversion thereof.

    Pursuant to a registration rights agreement we have agreed for the benefit of the holders of the convertible notes, that (i) we will, at our cost, within 90 days after the closing of the sale of the convertible notes (the "Closing"), file a shelf registration statement (the "Shelf Registration Statement") with the SEC with respect to resales of the convertible notes and the class A common stock issuable upon conversion thereof, (ii) we will use our best efforts to cause such Shelf Registration Statement to be declared effective by the SEC within 270 days after the Closing, and (iii) we will use our best efforts to keep such Shelf Registration Statement continuously effective under the Securities Act until, subject to certain exceptions specified in the registration rights agreement, the second anniversary of the date of the Closing. We will be permitted to delay the filing of the Shelf Registration Statement (for a period not to exceed 60 days), which delay shall not be considered a "Registration Default," as defined below, or suspend use of the prospectus that is part of the Shelf Registration Statement during certain periods of time and in certain circumstances relating to pending corporate developments and public filings with the SEC and similar events as determined in our sole discretion, which suspension shall not be considered a "Registration Default," as defined below, unless it continues for a period in excess of 90 consecutive days. Except as provided above, if (a) we fail to file the Shelf Registration Statement required by the registration rights agreement on or before 90 days after Closing, (b) such Shelf Registration Statement is not declared effective by the SEC on or prior to 270 days after Closing (the "Effectiveness Target Date") or (c) the Shelf Registration Statement is effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities (as defined below) during the periods specified in the registration rights agreement (each such event referred to in clauses (a) through (c) above a "Registration Default"), then we will pay special interest to each holder of convertible notes, with respect to the first 90 consecutive-day period immediately following the occurrence of such Registration Default, an amount equal to an increase in the annual interest on the convertible notes of 0.25% and with respect to each subsequent 90 consecutive-day period, an amount equal to an increase in the annual interest rate on the convertible notes of 0.25% until all Registration Defaults have been cured up to a maximum increase in the annual rate of interest on the convertible notes equal to 1.0%. All accrued special interest will be paid by us on each subsequent interest payment date in cash. Such payment will be made to the holder of the convertible note by wire transfer of immediately available funds or by federal funds check. Following the cure of all Registration Defaults, the accrual of special interest will cease.

    For purposes of the foregoing, "Transfer Restricted Securities" means each convertible note and the class A common stock issuable upon conversion thereof until (i) the date on which such convertible note or the class A common stock issuable upon conversion thereof has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement, (ii) the date on which such convertible note or the class A common stock issuable upon conversion thereof is distributed to the public pursuant to Rule 144 under the Securities Act (or any similar provision then in effect) or is saleable pursuant to Rule 144(k) under the Act or (iii) the date on which such convertible note or the class A common stock issuable upon the conversion thereof ceases to be outstanding.

    If we expect to file and obtain the effectiveness of a Shelf Registration Statement within 30 days of the effective date of the Registration Rights Agreement (an "Expedited Filing"), we shall (x) mail, as promptly as reasonably practicable after the effective date of the Registration Rights Agreement to the holders of Transfer Restricted Securities, a Notice and Questionnaire, in substantially the form attached hereto as Appendix A (a "Notice and Questionnaire"), with a response deadline of 30 days from the date of such notice (the "Expedited Filing Questionnaire Deadline"), and (y) as promptly as practicable after the response deadline but in any event no later than 30 days thereafter, prepare a prospectus supplement (and if required file an amendment or a supplement to the Shelf Registration Statement) or take such other measures, if any, as are necessary to include in the Shelf Registration Statement the Transfer Restricted Securities of Electing Holders (as defined below). If we do not intend to make an Expedited Filing, we shall mail the Notice and Questionnaire to the holders of Transfer Restricted Securities not less than 20 business days prior to the time we intend in good faith to have the Shelf Registration Statement declared effective (the "Effective Time"). No holder of Transfer Restricted Securities shall be entitled to be named as a selling security holder in the Shelf Registration Statement as of the effective time of such Shelf Registration Statement (or in the first prospectus supplement filed thereafter in the case of the Expedited Filing), and no holder of Transfer Restricted Securities shall be entitled to use the prospectus forming a part thereof for offers and resales of Transfer Restricted Securities at any time, unless such holder has returned a completed and signed Notice and Questionnaire to us by the deadline for response set forth therein.

    We shall not be required to take any action to name such holder as a selling securityholder in the Shelf Registration Statement until such holder has returned a completed and signed Notice and Questionnaire to us. Following our receipt of such Notice and Questionnaire, we will as promptly as possible, but not prior to the next required amendment or supplement to the Shelf Registration

Statement, include the Transfer Restricted Securities covered thereby in the Shelf Registration Statement (if not previously included). The term "Electing Holder" shall mean any holder of Transfer Restricted Securities that has returned a completed and signed Notice and Questionnaire to us in accordance with the preceding two paragraphs.

    We will provide to each registered holder of convertible notes, or the class A common stock issuable upon conversion of the convertible notes, who is named in the prospectus and who so requests in writing, copies of the prospectus which will be a part of such Shelf Registration Statement, notify each such holder when such Shelf Registration Statement for the convertible notes or the class A common stock issuable upon conversion of the convertible notes has become effective and take certain other actions as required to permit unrestricted resales of the convertible notes or the class A common stock issuable upon conversion of the convertible notes. A holder of the convertible notes or the class A common stock issuable upon conversion of the convertible notes that sells such securities pursuant to a Shelf Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement which are applicable to such holder, including certain indemnification and contribution rights and obligations.

    Upon the initial sale of convertible notes or class A common stock issuable upon conversion of the convertible notes, each selling holder will be required to deliver a notice of such sale to the trustee and us. The notice will, among other things, identify the sale as a transfer pursuant to the Shelf Registration Statement, certify that the prospectus delivery requirements, if any, of the Securities Act have been complied with, and certify that the selling holder and the aggregate principal amount of securities owned by such holder are identified in the related prospectus in accordance with the applicable rules and regulations under the Securities Act.

                        DESCRIPTION OF OUR CAPITAL STOCK

GENERAL

    Our authorized capital stock currently consists of:

    o 3,200,000,000 shares of common stock, of which 1,600,000,000 shares are designated class A common stock, 800,000,000 shares are designated class B common stock and 800,000,000 shares are designated class C common stock; and

    o    20,000,000 shares of preferred stock

    As of August 24, 2001, 240,522,465 shares of class A common stock were issued and outstanding and held of record by 6,389 stockholders, 238,435,208 shares of class B common stock were issued and outstanding and held of record by Charles W. Ergen, our Chairman and Chief Executive Officer, and no shares of class C common stock were issued and outstanding. All outstanding shares of the class A common stock and class B common stock are fully paid and nonassessable. A summary of the powers, preferences and rights of the shares of each class of common stock and each series of preferred stock is described below.

    The transfer agent for our capital stock, including the class A common stock, is Computershare Investor Services, formerly known as American Securities Transfer & Trust, Inc.

CLASS A COMMON STOCK

    Each holder of class A common stock is entitled to one vote for each share owned of record on all matters submitted to a vote of stockholders. Except as otherwise required by law, the class A common stock votes together with the class B common stock and the class C common stock on all matters submitted to a vote of stockholders. Subject to the preferential rights of any outstanding series of preferred stock and to any restrictions on the payment of dividends imposed under the terms of our indebtedness, the holders of class A common stock are entitled to such dividends as may be declared from time to time by our Board of Directors from legally available funds and, together with the holders of the class B common stock, are entitled, after payment of all prior claims, to receive pro rata all of our assets upon a liquidation. Holders of class A common stock have no redemption, conversion or preemptive rights.

CLASS B COMMON STOCK

    Each holder of class B common stock is entitled to ten votes for each share of class B common stock on all matters submitted to a vote of stockholders. Except as otherwise required by law, the class B common stock votes together with the class A common stock and the class C common stock on all matters submitted to a vote of the stockholders. Each share of class B common stock is convertible, at the option of the holder, into one share of class A common stock. The conversion ratio is subject to adjustment from time to time upon the occurrence of certain events, including: (i) dividends or distributions on class A common stock payable in class A common stock or certain other capital stock;
(ii) subdivisions, combinations or certain reclassifications of class A common stock; and (iii) issuances of rights, warrants or options to purchase class A common stock at a price per share less than the fair market value of the class A common stock. Each share of class B common stock is entitled to receive dividends and distributions upon liquidation on a basis equivalent to that of the class A common stock and class C common stock.

CLASS C COMMON STOCK

    Each holder of class C common stock is entitled to one vote for each share of class C common stock on all matters submitted to a vote of stockholders. Except as otherwise required by law, the class C common stock votes together with class A common stock and the class B common stock on all matters submitted to a vote of stockholders. Each share of class C common stock is convertible into class A common stock on the same terms as the class B common stock. Each share of class C common stock is entitled to receive dividends and distributions upon liquidation on a basis equivalent to that of the class A common stock and class B common stock. Upon a change of control of our company, each holder of outstanding shares of class C common stock is entitled to cast ten votes for each share of class C common stock held by such holder. We do not currently intend to issue any shares of class C common stock. Under current National Association of Securities Dealers rules, we are not able to issue class C common stock so long as the class A common stock is quoted on the Nasdaq National Market.

PREFERRED STOCK

    Our Board of Directors is authorized to divide the preferred stock into series and, with respect to each series, to determine the preferences and rights and the qualifications, limitations or restrictions of the series, including the dividend rights, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund provisions, the number of shares constituting the series and the designation of such series. Our Board of Directors may, without stockholder approval, issue additional preferred stock of existing or new series with voting and other rights that could adversely affect the voting power of the holders of common stock and could have certain anti-takeover effects.

SERIES C PREFERRED STOCK

    Effective July 6, 2001, we redeemed, for cash, all of our remaining outstanding 6 3/4% Series C Cumulative Convertible Preferred Stock at a redemption price of $51.929 per share.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    Our articles of incorporation provide that our directors are not personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except in certain cases where liability is mandated by Nevada corporate law. The provision has no effect on any non-monetary remedies that may be available to us or our stockholders and does not relieve us or our directors from complying with federal or state securities laws. Our articles of incorporation and by-laws provide for indemnification, to the fullest extent permitted by Nevada corporate law, of any person who is or was involved in any manner in any investigation, claim or other proceeding by reason of the fact that such person is or was a director or officer of our company, or is or was serving at our request as a director or officer of another corporation, against all expenses and liabilities actually and reasonably incurred by such person in connection with the investigation, claim or other proceeding. However, no indemnification may be made for any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of such person's duty to us.

NEVADA LAW AND LIMITATIONS ON CHANGES IN CONTROL

    The Nevada Revised Statutes prevent an "interested stockholder" defined generally as a person owning 10% or more of a corporation's outstanding voting stock, from engaging in a "combination" with a publicly-held Nevada corporation for three years following the date such person became an interested stockholder unless, before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approves the combination.

    The provisions authorizing our Board of Directors to issue preferred stock without stockholder approval and the provisions of the Nevada Revised Statutes relating to combinations with interested stockholders could have the effect of delaying, deferring or preventing a change in our control or the removal of our existing management. Each of the indentures relating to the senior notes of EBC and EDBS and the indentures relating to the previously issued convertible notes and the convertible notes in this offering also contain provisions with respect to a change of control. The Series C preferred stock certificate of designation also contains certain change of control provisions.

    Charles W. Ergen, our Chairman and Chief Executive Officer, owns 238,435,208 shares of class B common stock, which constitute all of the outstanding class B shares. These shares are transferable to other persons, subject to securities laws limitations. If Mr. Ergen transferred a substantial portion of his shares of class B common stock, a change in control of EchoStar would result and Mr. Ergen would receive any premium paid for control of our company. In addition, any such change in control would result in an obligation on the part of EBC and EDBS to offer to purchase at a premium all of their outstanding senior notes and for us to purchase the previously issued convertible notes and the convertible notes offered in this offering.

       SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following discussion summarizes certain United States federal income tax considerations that may be relevant to the purchase, ownership and disposition of the convertible notes and the class A common stock into which the convertible notes may be converted, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary deals only with holders that hold convertible notes and class A common stock as capital assets and does not address tax considerations applicable to investors that may be subject to special tax rules such as dealers in securities, financial institutions, insurance companies, tax-exempt entities, persons holding the convertible notes as part of a hedging or conversion transaction, a straddle or a constructive sale, persons whose functional currency is not the United States dollar, and holders of convertible notes that did not acquire the convertible notes in the initial distribution thereof at their original issue price. In addition, this discussion does not consider the effect of any estate, gift or other tax laws.

    As used in this summary:

    o A "United States Holder" means a beneficial owner of the convertible notes or the class A common stock into which the convertible notes may be converted, who or that:

    o    is a citizen or resident of the United States;

    o is a corporation, partnership or other entity created or organized in or under the laws of the United States or political subdivision thereof;

    o is an estate the income of which is subject to United States federal income taxation regardless of its source; or

    o is a trust if (a) a United States court is able to exercise supervision over the administration of the trust and one or more United States fiduciaries have authority to control all substantial decisions of the trust, or (b) the trust has a valid election in effect under applicable United States treasury regulations to be treated as a United States Person;

    o A "Foreign Holder" is a beneficial owner of convertible notes or class A common stock that is not a United States Holder;

    o "Code" means the United States Internal Revenue Code of 1986, as amended to date; and

    o    "IRS" means the United States Internal Revenue Service.

    THE DISCUSSION OF THE UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS BELOW IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, THE APPLICABLE TREASURY REGULATIONS PROMULGATED AND PROPOSED UNDER THE CODE, JUDICIAL DECISIONS AND ADMINISTRATIVE INTERPRETATIONS, ALL OF WHICH ARE SUBJECT TO CHANGE, POSSIBLY ON A RETROACTIVE BASIS. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER YOU ARE STRONGLY URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO YOUR PARTICULAR TAX SITUATION AND THE PARTICULAR TAX EFFECTS OF ANY STATE, LOCAL NON-UNITED STATES OR OTHER TAX LAWS AND POSSIBLE CHANGES IN THE TAX LAWS.

UNITED STATES HOLDER

CONVERTIBLE NOTES

    Stated interest. A United States Holder will be required to include in gross income the stated interest on a convertible note at the time that such interest accrues or is received, in accordance with the United States Holder's regular method of accounting for federal income tax purposes.

    Sale, exchange or redemption of the convertible notes. A United States Holder's tax basis in a convertible note will be its cost. A United States Holder generally will recognize gain or loss on the sale, exchange or retirement (including a redemption by us) of a convertible note in an amount equal to the difference between the amount of cash plus the net fair market value of any property received, other than any such amount received in respect to accrued interest (which will be taxable as such if not previously included in income), and the United States Holder's tax basis in the convertible note. Gain or loss recognized on the sale, exchange or retirement of a convertible note generally will be a capital gain or loss. In the case of a non-corporate United States Holder, the federal tax rate applicable to capital gains will depend upon the United States Holder's holding period for the convertible notes, with a preferential rate available for convertible notes held for more than one year, and upon the United States Holder's marginal tax rate for ordinary income. The deductibility of capital losses is subject to limitations.

CONVERSION OF THE CONVERTIBLE NOTES

    A United States Holder generally will not recognize any income, gain, or loss upon conversion of a convertible note into class A common stock (except with respect to cash received in lieu of a fractional share of class A common stock). Such United States Holder's basis in the class A common stock received on conversion of a convertible note will be the same as such United States Holder's tax basis in the convertible note at the time of conversion (reduced by any basis allocable to a fractional share interest as described below), and the holding period for the class A common stock received on conversion will include the holding period of the convertible note.

    Cash received in lieu of a fractional share of class A common stock will be treated as a payment in exchange for the fractional share interest in the class A common stock. Accordingly, the receipt of cash in lieu of a fractional share of class A common stock will generally result in capital gain or loss (measured by the difference between the cash received for the fractional share and the United States Holder's basis in the fractional share).

CONSTRUCTIVE DIVIDENDS

    The conversion price of the convertible notes is subject to adjustment under specified circumstances. Under Section 305 of the Code and applicable treasury regulations, adjustments or the failure to make adjustments to the Conversion Price of the convertible notes may result in a taxable constructive dividend to United States Holders, resulting in ordinary income to the extent of our earnings and profits, if, and to the extent that, the adjustments in the Conversion Price increase the proportionate interest of a United States Holder of a convertible note in our fully diluted stock, class A common stock, whether or not the United States Holder ever converts the convertible notes into our class A common stock.

DIVIDENDS ON CLASS A COMMON STOCK

    Dividends paid on class A common stock generally will be includible in the income of a United States Holder as ordinary income to the extent of our current or accumulated earnings and profits. Subject to certain limitations, a corporate taxpayer holder of class A common stock that receives dividends thereon generally will be eligible for a dividends-received deduction equal to 70% of the dividends received.

SALE, EXCHANGE OR REDEMPTION OF CLASS A COMMON STOCK

    Upon the sale, exchange or redemption of class A common stock, a United States Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange or redemption and the United States Holder's adjusted basis in the class A common stock. In the case of a non-corporate United States Holder, the federal tax rate applicable to capital gains will depend upon the United States Holder's holding period for the class A common stock, with a preferential rate available for class A common stock held for more than one year, and upon the United States Holder's marginal tax rate for ordinary income. The deductibility of capital loss is subject to limitations.

FOREIGN HOLDERS

CONVERTIBLE NOTES

    Stated Interest. Payments of interest on a convertible note to a Foreign Holder will not be subject to United States federal withholding tax provided that:

    o the holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote (treating, for such purpose, convertible notes held by a holder as having been converted into our class A common stock);

    o the holder is not a controlled foreign corporation that is related to us through stock ownership; and

    o either (a) the beneficial owner of the convertible note, under penalties of perjury, provides us or our agent with its name and address and certifies that it is not a United States person or (b) a securities clearing organization, bank, or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") certifies to us or our agent, under penalties of perjury, that such a statement has been received from the beneficial owner by it or another financial institution and furnishes to us or our agent a copy thereof.

    For purposes of this summary, we refer to this exemption from United States federal withholding tax as the "Portfolio Interest Exemption." Under United States treasury regulations, which generally are effective for payments made after December 31, 2000, subject to certain transition rules, the certification under penalties of perjury described above may also be provided by a qualified intermediary on behalf of one or more beneficial owners or other intermediaries, provided that such intermediary has entered into a withholding agreement with the IRS and certain other conditions are met.

    The gross amount of payments to a Foreign Holder of interest that does not qualify for the Portfolio Interest Exemption and that is not effectively connected to a United States trade or business will be subject to United States federal withholding tax at the rate of 30%, unless a United States income tax treaty applies to reduce or eliminate withholding.

    A Foreign Holder will generally be subject to tax in the same manner as a United States Holder with respect to payments of interest if such payments are effectively connected with the conduct of a trade or business by the Foreign Holder in the United States and, if an applicable tax treaty so provides, such gain is attributable to a United States permanent establishment maintained by the Foreign Holder. Such effectively connected income received by a Foreign Holder, which is a corporation, may in certain circumstances be subject to an additional "branch profits tax" at a 30% rate or, if applicable, a lower treaty rate.

    To claim the benefit of a tax treaty or to claim exemption from withholding because the income is effectively connected with a United States trade or business, the Foreign Holder must provide a properly executed United States Treasury Form W-8 BEN or Form W-8 ECI (or a suitable substitute form), as applicable, prior to the payment of interest. These forms must be periodically updated. United States treasury regulations, which generally are effective for payments made after December 31, 2000, subject to certain transition rules, require Foreign Holders or, under certain circumstances, a qualified intermediary to file a withholding certificate with our withholding agent to obtain the benefit of an applicable tax treaty providing for a lower rate of withholding tax. Such certificate must contain, among other information, the name and address of the Foreign Holder.

    Foreign Holders should consult their own tax advisors regarding applicable income tax treaties, which may provide different rules.

    Sale, exchange or redemption of the convertible notes. A Foreign Holder generally will not be subject to United States federal income tax or withholding tax on gain realized on the sale or exchange of convertible notes unless (1) the holder is an individual who was present in the United States for 31 days or more during the calendar year and for an aggregate of 183 days during a three year period ending in the current calendar year (which 183 day period includes all days present in the current calendar year, one-third of the days present in the preceding calendar year, and one-sixth of the days present in the second preceding calendar year), and certain other conditions are met ("United States Resident"), (2) the gain is effectively connected with the conduct of a trade or business of the holder in the United States and, if an applicable tax treaty so provides, such gain is attributable to a United States permanent establishment maintained by such holder ("Effectively Connected Income") or (3) we are or have been a "United States real property holding corporation" (a "USRPHC") within a specified time period, as described below under "-- Sale, exchange or redemption of class A common stock," and the holder owns or has owned (actually or constructively) more than 5% of the total value of the convertible notes at any time during the shorter of the five-year period preceding the date of the disposition or the holder's holding period (in which case the gain will be treated as Effectively Connected Income). Effectively Connected Income received by a Foreign Holder which is a corporation may in certain circumstances be subject to an additional "branch profits tax" at a 30% rate or, if applicable, a lower treaty rate. Additionally, for USRPHC purposes, it is possible that a Foreign Holder that initially owns 5% or less of the total value of the convertible notes may subsequently be considered to own more than 5% of the total value of the convertible notes due to other holders' conversion of convertible notes into class A common stock. Regardless of whether a disposition of any convertible note is taxable to the seller pursuant to the rules regarding USRPHCs, the withholding requirements of Section 1445 of the Code generally will not be applicable to a purchaser of the convertible notes or a financial intermediary involved in any such transaction.

CONVERSION OF THE CONVERTIBLE NOTES

    In general, no United States federal income tax or withholding tax will be imposed upon the conversion of a convertible note into class A common stock by a Foreign Holder except (1) to the extent the class A common stock is considered attributable to accrued interest not previously included in income, which may be taxable under the rules set forth in "Foreign Holders -- Stated Interest," (2) with respect to the receipt of cash in lieu of fractional shares by Foreign Holders upon conversion of a convertible note, in each case (and in the case of both (1) and (2) the Foreign Holder is a United States Resident or the income is Effectively Connected Income), or (3) we are a USRPHC as discussed below, the Foreign Holder owns or has owned (actually or constructively) more than 5% of the value of the convertible notes at any time during the shorter of the five-year period preceding the date of conversion of the Foreign Holder's holding period, and certain other conditions apply. For purposes of (3), it is possible that a Foreign Holder that initially owns 5% or less of the total value of the convertible notes may subsequently be considered to own more than 5% of the total value of the convertible notes due to other holders' conversion of convertible notes into class A common stock. Regardless of whether a conversion of any convertible note is taxable to the seller pursuant to the rules regarding USRPHCs, the withholding requirements of Section 1445 of the Code generally will not be applied to us or a financial intermediary involved in any such transaction.

SALE, EXCHANGE OR REDEMPTION OF CLASS A COMMON STOCK

    A Foreign Holder will generally not be subject to United States federal income tax or withholding tax on the sale or exchange of class A common stock unless either of the conditions described in (1) or (2) above under "Foreign Holders -- Sale, exchange or redemption of the convertible notes" is satisfied or we are or have been a USRPHC, for United States federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such Foreign Holder's holding period. We do not believe we are, nor do we believe we have ever been a USRPHC. Further, we do not expect in the foreseeable future to become a USRPHC. If we are, or become, a USRPHC, so long as the class A common stock continues to be regularly traded on an established securities market within the meaning of Section 897(c)(3) of the Code, only a Foreign Holder who holds or held directly, indirectly or constructively, at any time during the shorter of the five-year period preceding the date of disposition or the Foreign Holder's holding period, more than 5% of the class A common stock will be subject to United States federal income tax on the disposition of the class A common stock. For purposes of the ownership test described above, a Foreign Holder of convertible notes will be considered as constructively owning the class A common stock into which such convertible notes are convertible. Regardless of whether a disposition of class A common stock is taxable to the seller pursuant to the rules regarding USRPHCs, the withholding requirements of Section 1445 of the Code generally will not be applicable to a purchaser of the class A common stock or a financial intermediary involved in any such transaction.

DISTRIBUTIONS ON CLASS A COMMON STOCK

    Distributions by us with respect to the class A common stock that are treated as dividends paid or deemed paid (including a deemed distribution on the convertible notes or class A common stock as described above under "United States Holders -- Constructive dividends") to a Foreign Holder, excluding dividends that are effectively connected with the conduct of a trade or business in the United States by such Foreign Holder which are taxable as described below, will be subject to United States federal withholding tax at a 30% rate, or lower rate provided under any applicable income tax treaty. Except to the extent that an applicable tax treaty otherwise provides, a Foreign Holder will be subject to tax in the same manner as a United States Holder on dividends paid or deemed paid that are effectively connected with the conduct of a trade or business in the United States by the Foreign Holder. If such Foreign Holder is a foreign corporation, it may in certain circumstances also be subject to a United States "branch profits tax" on such effectively connected income at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Even though such effectively connected dividends are subject to income tax, and may be subject to the branch profits tax, they will not be subject to United States withholding tax if the Foreign Holder delivers United States Treasury Form W-8, ECI to the payor.

    Under current United States treasury regulations, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country, unless the payor has knowledge to the contrary, for purposes of the withholding discussed above, and under the current interpretation of United States treasury regulations, for purposes of determining the applicability of a tax treaty rate. Under United States treasury regulations which generally are effective for payments made after December 31, 2000, subject to certain transition rules, however, a Foreign Holder of class A common stock who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification requirements. In addition, under current United States treasury regulations, in the case of class A common stock held by a foreign partnership, or other fiscally transparent entities, the certification requirement would generally be applied to the partners of the partnership and the partnership would be required to provide certain information, including a United States taxpayer identification number. The treasury regulations also provide look-through rules for tiered partnerships.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    In general, information reporting requirements will apply to payments of principal, premium, if any, and interest on a convertible note, dividends on class A common stock, and payments of the proceeds of the sale of a convertible note or class A common stock to certain non-corporate United States Holders, and a 31% backup withholding tax may apply to such payment if the United States Holder (1) fails to furnish or certify his correct taxpayer identification number to the payer in the manner required, (2) is notified by the IRS that he has failed to report payments of interest or dividends properly or (3) under certain circumstances, fails to certify that he has not been notified by the IRS that he is subject to backup withholding for failure to report interest or dividend payments.

    Information reporting requirements will apply to payments of interest or dividends to Foreign Holders where such interest or dividends are subject to withholding or are exempt from United States withholding tax pursuant to a tax treaty, or where such interest is exempt from United States tax under the Portfolio Interest Exemption discussed above. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Foreign Holder resides.

    Treasury regulations provide that backup withholding and information reporting will not apply to payments of principal on the convertible notes by us to a Foreign Holder if the Foreign Holder certifies as to its status as a Foreign Holder under penalties of perjury or otherwise establishes an exemption (provided that neither we nor our paying agent has actual knowledge that the Foreign Holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied).

    The payment of the proceeds from the disposition of convertible notes or class A common stock to or through the United States office of any broker, United States or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-United States status under penalty of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the Foreign Holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of a convertible note or class A common stock to or through a non-United States office of a non-United States broker that is not a United States related person will not be subject to information reporting or backup withholding. For this purpose, a "United States related person" is:

    o a "controlled foreign corporation" for United States federal income tax purposes; or

    o a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment, or for such part of the period that the broker has been in existence, is derived from activities that are effectively connected with the conduct of a United States trade or business.

    In the case of the payment of proceeds from the disposition of convertible notes or class A common stock to or through a non-United States office of a broker that is either a United States person or a United States related person, treasury regulations require information reporting on the payment unless the broker has documentary evidence in its files that the owner is a Foreign Holder and the broker has no knowledge to the contrary.

    Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such holder's United States federal income tax liability provided the required information is furnished to the IRS.

    United States treasury regulations, which generally are effective for payments made after December 31, 2000, subject to certain transition rules, will generally expand the circumstances under which information reporting and backup withholding may apply. Holders of convertible notes should consult their tax advisors regarding the application of the information and reporting and backup withholding rules, including such treasury regulations.

    THE ABOVE SUMMARY DOES NOT DISCUSS ALL ASPECTS OF UNITED STATES FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF CONVERTIBLE NOTES IN LIGHT OF HIS, HER OR ITS PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. EACH HOLDER OF CONVERTIBLE NOTES SHOULD CONSULT HIS, HER OR ITS TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO THE HOLDER OF THE OWNERSHIP AND DISPOSITION OF THE CONVERTIBLE NOTES INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS, OR SUBSEQUENT REVISIONS OF THESE TAX LAWS.

                             SELLING SECURITYHOLDERS


         The convertible notes were originally issued by EchoStar and sold by the initial purchasers in transactions not requiring registration under the Securities Act or applicable state securities laws. The initial purchasers of the convertible notes offered and sold the convertible notes to persons they reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act and to a limited number of other "accredited investors"(as defined in Rule 501(a)(1)(, (2) or (7) of the Securities Act). Selling securityholders, which includes their transferees, pledgees or donees and their successors, may from time to time offer and sell pursuant to this prospectus any or all of the convertible notes or shares of class A common stock into which they are convertible.

         The following table provides information, as of the date of this prospectus, regarding the principal amount of the convertible notes and shares of class A common stock beneficially owned that may be offered and sold by each selling securityholder. The information is based upon information provided to us by each selling securityholder. The selling securityholders may have sold, transferred or otherwise disposed of all or any portion of their convertible notes or acquired additional convertible notes since the date on which they provided information to us. Any of the foregoing would have been pursuant to transactions not requiring registration under the Securities Act or applicable state securities laws.

         Because the selling securityholders may offer all or some portion of the convertible notes and shares of class A common stock into which they are convertible, we cannot estimate the amount of convertible notes or the number of shares of class A common stock that will be held by the selling securityholders upon termination of such sales.


                                                      PRINCIPAL AMOUNT OF     SHARES OF CLASS A
                                                       CONVERTIBLE NOTES        COMMON STOCK             SHARES OF CLASS A
                                                       BENEFICIALLY OWNED     OWNED PRIOR TO THE            COMMON STOCK
                       NAME                            AND OFFERED HEREBY        OFFERING(1)(2)           OFFERED HEREBY(2)
     Abele, John                                            $  100,000                                          2,310

     AFTRA Health Fund                                      $  190,000                                          4,389

     AIG/National Union Fire Insurance                      $  875,000                                         20,213

     AK Steel Master Pension Trust                          $4,520,000                                        104,412

     Alexandra Global Investment Fund(1), Ltd               $2,000,000                                         46,200

     Allstate Insurance Company                             $6,400,000                                        147,840

     Allstate Life Insurance Company                        $1,600,000                                         36,960

     American Investors Life Insurance Company              $  400,000                                          9,240

     Amerus Life Insurance Company                          $  500,000                                         11,550
     (Amerus Multi-Fund Convertible Account)

     Bank of Austria Cayman Island, Ltd                     $7,500,000                                        173,250

     Bankers Trust Company                                  $1,065,360                                         24,610

     Bear Stearns & Co. Inc.                                $3,600,000                                         83,160

     Black Diamond Offshore Ltd.                            $1,180,000                                         27,258



                                                      PRINCIPAL AMOUNT OF     SHARES OF CLASS A
                                                       CONVERTIBLE NOTES        COMMON STOCK             SHARES OF CLASS A
                                                       BENEFICIALLY OWNED     OWNED PRIOR TO THE            COMMON STOCK
                       NAME                            AND OFFERED HEREBY        OFFERING(1)(2)           OFFERED HEREBY(2)
     BNY Hamilton Equity Income Fund                      $ 6,000,000                                          138,600

     BTES - Convertible ARB                               $ 2,000,000                                           46,200

     BTPO - Growth VS Value                               $ 4,000,000                                           92,400

     California Public Employees' Retirement System       $20,000,000                                          462,000

     Cannizaro, Salvatore                                 $    55,000                                            1,271

     Canyon Capital Arbitrage Master Hedge Fund Ltd.      $15,000,000                                          346,500

     Canyon MAC 18 LTD (RMF)                              $ 7,000,000                                          161,700

     Canyon Value Realization Fund (Cayman), Ltd.         $40,000,000                                          924,001

     CFFX, LCC                                            $ 3,000,000                                           69,300

     Chase Manhattan Private Bank & Trust                 $    55,000                                            1,271

     Chrysler Corporation Master Retirement Trust         $   475,000                                           10,973

     Cinader, Arthur                                      $   105,000                                            2,426

     Citi-SAM Fund Ltd.                                   $ 4,300,000                                           99,330

     Convertible Securities Fund                          $   150,000                                            3,465

     Crusade for Family Prayer                            $    90,000                                            2,079

     Delta Airlines Master Trust                          $    95,000                                            2,195

     Delta Pilots D& S Trust                              $   100,000                                            2,310

     Deutsche Banc Alex Brown Inc.                        $27,500,000                                          635,251

     Double Black Diamond Offshore LDC                    $ 5,512,000                                          127,327

     Educational Trust                                    $     5,000                                              116

     Elizabeth College                                    $   130,000                                            3,003

     Enron North America Corp.                            $ 6,000,000                                          138,600

     Fidelity Advisor Series I; Fidelity Advisor          $ 4,750,000                                          109,725
     Dividend Growth Fund

     Fidelity Advisor Series VII: Fidelity Advisor        $ 5,700,000                                          131,670
     Telecommunications & Utilities Growth Fund


     Fidelity Charles Street Trust: Fidelity Asset        $34,160,000                                          789,097
     Manager


                                                      PRINCIPAL AMOUNT OF     SHARES OF CLASS A
                                                       CONVERTIBLE NOTES        COMMON STOCK             SHARES OF CLASS A
                                                       BENEFICIALLY OWNED     OWNED PRIOR TO THE            COMMON STOCK
                       NAME                            AND OFFERED HEREBY        OFFERING(1)(2)           OFFERED HEREBY(2)

     Fidelity Charles Street Trust: Fidelity Asset       $17,360,000                                          401,016
     Manager: Growth

     Fidelity Financial Trust: Fidelity                  $ 5,000,000                                          115,500
     Convertible Securities Fund

     Fidelity Hastings Street Trust: Fidelity Fund       $14,620,000                                          337,722

     Fidelity Hastings Street Trust: Fidelity Growth     $ 2,760,000                                           63,756
     Income II Portfolio

     Fidelity Management Trust Company                   $   380,000                                            8,778

     Fidelity Trend Fund: Fidelity Trend Fund            $ 1,000,000                                           23,100

     Fidelity Securities Fund: Fidelity Dividend         $33,730,000                                          779,164
     Growth Fund

     Fidelity Select Portfolios: Multimedia Portfolio    $ 2,000,000                                           46,200

     Fidelity Select Portfolios: Telecommunications      $ 3,700,000                                           85,470
     Portfolio

     Fidelity Summer Street Trust: Fidelity Capital &    $20,000,000                                          462,000
     Income Fund

     Fleetwood Retirement Plan                           $   395,000                                            9,125

     GCG Mid Cap Growth Series (Novelty & Co.)           $29,680,000                                          685,609

     Goldman Sachs and Company                           $   100,000                                            2,310

     Golub Corporation Employee Retirement Plan          $   165,000                                            3,812

     Guidepost - A Church Corporation                    $   125,000                                            2,888

     Hamilton Partners Limited                           $10,000,000                                          231,000

     HFR TQA Master Trust                                $   200,000                                            4,620

     IL Annuity and Insurance Company                    $   750,000                                           17,325

     IMF Convertible Fund                                $   900,000                                           20,790

     Investcorp-SAM Fund Ltd                             $ 3,800,000                                           87,780

     Island Holdings                                     $    50,000                                            1,155

     Jersey (IMA) Ltd.                                   $   550,000                                           12,705

     JMG Capital Partners, L.P.                          $11,000,000                                          254,100

     JMG Triton Offshore FD Ltd.                         $11,000,000                                          254,100

     LDG Limited                                         $   465,000                                           10,742


                                                      PRINCIPAL AMOUNT OF     SHARES OF CLASS A
                                                       CONVERTIBLE NOTES        COMMON STOCK             SHARES OF CLASS A
                                                       BENEFICIALLY OWNED     OWNED PRIOR TO THE            COMMON STOCK
                       NAME                            AND OFFERED HEREBY        OFFERING(1)(2)           OFFERED HEREBY(2)
    Leonardo L.P.                                          $ 13,000,000                                             300,300

    LibertyView Fund LLC                                   $    100,000                                               2,310

    LibertyView Funds L.P.                                 $  1,850,000                                              42,735

    Lipper Convertibles, L.P.                              $  2,000,000                                              46,200

    Lipper Convertibles, L.P. (Class B)                    $  1,000,000                                              23,100

    Lipper Convertibles Series II, L.P.                    $  1,000,000                                              23,100

    Lipper Offshore Convertibles, L.P.                     $  2,000,000                                              46,200

    Lipper Offshore Convertibles, L.P. #2                  $  1,000,000                                              23,100

    Liz Claiborne Foundation                               $     45,000                                               1,040

    Long Island Trust c/o Klukwan, Inc.                    $      5,000                                                 116

    Mainstay Convertible Fund                              $  2,680,000                                              61,908

    Mainstay VP Convertible Portfolio                      $    760,000                                              17,556

    MFS Mid Cap Growth Fund                                $100,000,000                                           2,310,002

    MFS/Sunlife Trust-Mid Cap Growth Series                $  1,380,000                                              31,878

    MFS Total Return Fund                                  $  5,000,000                                             115,500

    MFS VIT-MFS Mid Cap Growth Series                      $    620,000                                              14,322

    Morgan Stanley & Co.                                   $ 10,000,000                                             231,000

    Motion Picture Industry Health Plan - Active Member    $     40,000                                                 924
    Fund

    Nations Convertible Securities Fund                    $  5,850,000                                             135,135

    New York Life Separate Account #7                      $    370,000                                               8,547

    Northwestern Mutual Life Insurance Company             $  5,000,000                                             115,500

    Ohio National Growth & Income                          $  1,000,000                                              23,100

    Ondeo Nalco                                            $    220,000                                               5,082

    Paloma Securities, LLC                                 $ 10,000,000                                             231,000

    Partner Reinsurance Company Ltd.                       $     80,000                                               1,848

    Penn Capital Strategic High Yield Fund                 $    510,000                                              11,781

    Penn High Yield Fund                                   $    630,000                                              14,553

    R(2)Investments, LDC                                   $ 50,000,000                                           1,155,001

    Ramius Capital Group                                   $    500,000                                              11,550

    RCG Latitude Master Fund                               $  2,500,000                                              57,750

    Rhapsody Fund, L.P.                                    $  5,400,000                                             124,740


                                                      PRINCIPAL AMOUNT OF     SHARES OF CLASS A
                                                       CONVERTIBLE NOTES        COMMON STOCK             SHARES OF CLASS A
                                                       BENEFICIALLY OWNED     OWNED PRIOR TO THE            COMMON STOCK
                       NAME                            AND OFFERED HEREBY        OFFERING(1)(2)           OFFERED HEREBY(2)
    Rogers Corp. DB Pension Plan                         $       40,000                                             924

    Rogers Corp. Employees' Pension Plan                 $       20,000                                             462

    RS Midcap Opportunities Fund                         $    1,000,000                                          23,100

    Ruth Berry Trust DTD                                 $       50,000                                           1,155

    Sage Capital                                         $    2,000,000                                          46,200

    Sandler Associates                                   $    4,350,000                                         100,485

    Sandler Internet Partners                            $    1,800,000                                          41,580

    Shell Pension Trust                                  $      515,000                                          11,897

    Sherman Fairchild Foundation, Inc.                   $      330,000                                           7,623

    Sloane, Carl S. and Toby M.                          $       40,000                                             924

    Southern Farm Bureau Life Insurance                  $      450,000                                          10,395

    St. Albans Partners                                  $    5,000,000                                         115,500

    State Employees' Retirement Fund of the State of     $      180,000                                           4,158
    Delaware

    State of Connecticut Combined Investment Funds       $      345,000                                           7,970

    Sun America/MFS Mid Cap Growth Portfolio             $    7,630,000                                         176,253

    Susquehanna Capitol Group                            $    1,400,000                                          32,340

    TQA Master Fund Ltd.                                 $    6,138,000                                         141,788

    Travelers Mid Cap Growth Portfolio                   $    6,590,000                                         152,229

    UBS AG                                               $   34,500,000                                         796,951

    UBS AG London Branch                                 $   10,000,000                                         231,000

    UBS WAREBURG LLC                                     $  170,715,000                                       3,943,520

    University of Chicago                                $    1,215,000                                          28,067

    Value Realization Fund, LP                           $   25,000,000                                         577,501

    Vanguard Convertible Securities Fund, Inc.           $      685,000                                          15,824

    Variable Insurance Products Fund III: Growth &       $   21,240,000                                         490,644
    Income Portfolio

    West Jersey Health and Hospital Foundation           $       45,000                                           1,040

    West Jersey Health System Reserve Fund               $      220,000                                           5,082

    White River Securities L.L.C.                        $    2,500,000                                          57,750

    Worldwide Transactions Ltd.                          $      308,000                                           7,115

    Zola Partners, LP                                    $      250,000                                           5,775

    Zurich Institutional Benchmarks Master Fund          $      200,000                                           4,620

    Other current and future holders of convertible      $   84,861,640                                       1,960,306
    notes (3)
              TOTALS                                     $1,000,000,000                                      23,100,023



----------

    (1) Includes shares of class A common stock into which the notes are convertible.

    (2) Assumes a conversion price of $43.29 per share and the payment of cash in lieu of fractional shares.

    (3) Information concerning other selling securityholders, including current holders of convertible notes for which we have not received information regarding their holdings of convertible notes and class A common stock, will be included in supplements to this prospectus, if required. For purposes of this table, we have assumed that such holders do not beneficially own any other shares of class A common stock, other than the shares issuable upon conversion of the convertible notes.



         None of the selling securityholders has had any material relationship with EchoStar or its affiliates within the past three years.

         Information concerning the selling securityholders may change from time to time and any such changed information will be set forth in supplements to this prospectus if and when necessary. In addition, the conversion price of the convertible notes may be adjusted under certain circumstances which will change the number of shares of class A common stock received upon their conversion.

                              PLAN OF DISTRIBUTION


         The selling securityholders and their successors (which term includes their transferees, pledgees or donees of their successors) may sell the convertible notes and the class A common stock into which they are convertible directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers (which discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved).

         The convertible notes and the class A common stock into which they are convertible may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. Such sales may be effected in transactions (which may involve crosses or block transactions) (1) on any national securities exchange or quotation service on which the notes or the class A common stock may be listed or quoted at the time of sale, (2) in the over-the-counter market, (3) in transactions otherwise than on such exchanges or services or in the over-the-counter market, (4) through the writing of options (whether such options are listed on an options exchange or otherwise), or (5) through the settlement of short sales. In connection with the sale of the convertible notes and the class A common stock received upon their conversion or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions which may in turn engage in short sales of the notes or the class A common stock, into which they are convertible and deliver these securities to close out such short positions, or loan or pledge the notes or the class A common stock into which they are convertible to broker-dealers that in turn may sell these securities.

         The aggregate proceeds to the selling securityholders from the sale of the convertible notes or class A common stock into which they are convertible offered by them hereby will be the purchase price of such notes or common stock less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of notes or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

         Our outstanding class A common stock is listed for trading on Nasdaq National Market. We do not intend to list the convertible notes for trading on any national securities exchange or on the Nasdaq National market and can give no assurance about the development of any trading market for the notes.

         In order to comply with the securities laws of some states, if applicable, the convertible notes and class A common stock into which they are convertible may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the convertible notes and class A common stock into which they are convertible may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

         The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the notes and common stock into which they are convertible may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale or the shares may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M, and have agreed that they will not engage in any transaction in violation of such provisions.

         In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. A selling securityholder may not sell any convertible notes or class A common stock described herein and may not transfer, devise or gift such securities by other means not described in this prospectus.

         To the extent required, the specific convertible notes or shares of class A common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

                                  LEGAL MATTERS

    Friedlob Sanderson Paulson & Tourtillott, LLC, Denver, Colorado, will pass on the validity of the convertible notes and the class A common stock issuable upon their conversion. Mr. Friedlob, a member of the firm, is also a member of our Board of Directors and currently owns options to acquire 38,000 shares of class A common stock. Friedlob Sanderson Paulson & Tourtillott, LLC will rely on an opinion of Hale Lane Peek Dennison Howard and Anderson, Reno, Nevada, as to matters of Nevada law.

    Certain legal matters will be passed upon for the initial purchaser by Paul, Hastings, Janofsky & Walker LLP, New York, New York.


                             INDEPENDENT ACCOUNTANTS

    The audited financial statements incorporated by reference in this prospectus and elsewhere in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference in reliance upon the authority of said firm as experts in giving said report.

================================================================================
August 29, 2001




                       ECHOSTAR COMMUNICATIONS CORPORATION


                                 $1,000,000,000
                 5 3/4% Convertible Subordinated Notes Due 2008

                                   ----------


                                   PROSPECTUS


                                   ----------







--------------------------------------------------------------------------------
We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in the prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.
--------------------------------------------------------------------------------

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


    The following table sets forth the costs and expenses, other than any underwriting discounts and commissions, payable by the registrant in connection with the sale of the securities being registered. All amounts are estimates except the SEC registration fee.



     SEC registration fee                                          $250,000
     Legal fees and expenses                                         50,000
     Printing fees                                                   25,000
     Accounting fees and expenses                                    15,000
     Transfer agent fees                                                 50
     Miscellaneous                                                      950
                                                                   --------
                      Total                                        $341,000
                                                                   ========


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Chapter 78.7502(1) of the Nevada Revised Statutes allows EchoStar to indemnify any person made or threatened to be made a party to any action (except an action by or in the right of EchoStar, a "derivative action"), by reason of the fact that he is or was a director, officer, employee or agent of EchoStar, or is or was serving at the request of EchoStar as a director, officer, employee or agent of another corporation, against expenses including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in a good faith manner which he reasonably believed to be in or not opposed to the best interests of EchoStar and, with respect to any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. Under chapter 78.7502(2), a similar standard of care applies to derivative actions, except that indemnification is limited solely to expenses (including attorneys' fees) incurred in connection with the defense or settlement of the action and court approval of the indemnification is required where the person seeking indemnification has been found liable to EchoStar. In addition, Chapter 78.751(2) allows EchoStar to advance payment of indemnifiable expenses prior to final disposition of the proceeding in question. Decisions as to the payment of indemnification are made by a majority of the Board of Directors at a meeting at which a quorum of disinterested directors is present, or by written opinion of special legal counsel, or by the stockholders.

    Provisions relating to liability and indemnification of officers and directors of EchoStar for acts by such officers and directors are contained in
Article IX of the Amended and Restated Articles of Incorporation of EchoStar and
Article IX of EchoStar's by-laws. These provisions state, among other things, that, consistent with and to the extent allowable under Nevada law, and upon the decision of a disinterested majority of EchoStar's Board of Directors, or a written opinion of outside legal counsel, or EchoStar's stockholders: (1) EchoStar shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (other than an action by or in the right of EchoStar) by reason of the fact that he is or was a director, officer, employee, fiduciary or agent of EchoStar, or is or was serving at the request of EchoStar as director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he conducted himself in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of EchoStar, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; and (2) EchoStar shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of EchoStar to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, fiduciary or agent of EchoStar, or is or was serving at the request of EchoStar as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of EchoStar, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to EchoStar unless and only to the extent that the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

ITEM 16.    EXHIBITS

4.1 INDENTURE, DATED AS OF MAY 31, 2001 BETWEEN ECHOSTAR COMMUNICATIONS CORPORATION AND U.S. BANK TRUST NATIONAL ASSOCIATION, AS TRUSTEE, INCLUDING THE FORM OF 5 3/4% CONVERTIBLE SUBORDINATED NOTE DUE 2008 ATTACHED AS EXHIBIT A THERETO*

4.2 REGISTRATION RIGHTS AGREEMENT, DATED AS OF MAY 31, 2001, BY AND AMONG ECHOSTAR COMMUNICATIONS CORPORATION AND THE INITIAL PURCHASERS*

5.1      OPINION OF HALE LANE PEEK DENNISON HOWARD AND ANDERSON

5.2      OPINION OF FRIEDLOB SANDERSON PAULSON & TOURTILLOTT, LLC

12.1     COMPUTATION OF RATIO OF EARNINGS TO FIXED CHANGES

23.1     CONSENT OF ARTHUR ANDERSEN LLP

23.2     CONSENT OF HALE LANE PEEK DENNISON HOWARD AND ANDERSON (INCLUDED IN
         EXHIBIT 5.1)

23.3     CONSENT OF FRIEDLOB SANDERSON PAULSON & TOURTILLOTT, LLC (INCLUDED IN
         EXHIBIT 5.2)

24.1     POWER OF ATTORNEY (INCLUDED ON PAGE II-4 OF THIS REGISTRATION
         STATEMENT)

25.1 FORM T-1 STATEMENT OF ELIGIBILITY OF U.S. BANK TRUST NATIONAL ASSOCIATION TO ACT AS TRUSTEE UNDER THE INDENTURE
----------
*        PREVIOUSLY FILED ON JULY 19, 2001 ON FORM 10-Q



ITEM 17.    UNDERTAKINGS

The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (6) To file an application for the purpose of determining the eligibility of the trustee to act under Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under
Section 305(b)(2) of the Act.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Littleton, State of Colorado on August 29, 2001.

                        ECHOSTAR COMMUNICATIONS CORPORATION


                        By: /s/ Michael R. McDonnell
                           ---------------------------------------------
                           Michael R. McDonnell
                           Senior Vice President and Chief Financial Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles W. Ergen, Michael R. McDonnell and David K. Moskowitz, and each of them, his attorney-in-fact, for him in any and all capacities, to sign any amendments to this registration statement, and any related registration statement filed pursuant to Rule 462(b), and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:


Signature                              Title                                                    Date
---------                              -----                                                    ----
/s/ Charles W. Ergen                   Chairman and Chief Executive Officer                     August 29, 2001
-----------------------                (Principal Executive Officer)
Charles W. Ergen

/s/ Michael McDonnell                  Chief Financial Officer                                  August 29, 2001
-----------------------                (Principal Financial Officer)
Michael McDonnell

/s/ Cantey M. Ergen                    Director                                                 August 29, 2001
-----------------------
Cantey M. Ergen

/s/ David K. Moskowitz                 Director                                                 August 29, 2001
-----------------------
David K. Moskowitz

/s/ Raymond L. Friedlob                Director                                                 August 29, 2001
-----------------------
Raymond L. Friedlob

/s/ O. Nolan Daines                    Director                                                 August 29, 2001
-----------------------
O. Nolan Daines

/s/ James DeFranco                     Director                                                 August 29, 2001
-----------------------
James DeFranco

/s/ Peter A. Dea                       Director                                                 August 29, 2001
-----------------------
Peter A. Dea

                                      II-4

                                INDEX TO EXHIBITS


EXHIBIT
 NUMBER                   DESCRIPTION
-------                   -----------

  4.1             Indenture, dated as of May 31, 2001, between EchoStar
                  Communications Corporation and U.S. Bank Trust National
                  Association, as trustee, including the form of 5 3/4%
                  Convertible Subordinated Note Due 2007 attached as Exhibit A thereto*

  4.2 Registration Rights Agreement, dated as of May 31, 2001, by and among EchoStar Communications Corporation and the initial purchasers*

  5.1             Opinion of Hale Lane Peek Dennison Howard and Anderson

  5.2             Opinion of Friedlob Sanderson Paulson & Tourtillott, LLC

 12.1             Computation of Ratio of Earnings to Fixed Changes

 23.1             Consent of Arthur Andersen LLP

 23.2             Consent of Hale Lane Peek Dennison Howard and Anderson
                  (included in Exhibit 5.1)

 23.3             Consent of Friedlob Sanderson Paulson & Tourtillott, LLC
                  (included in Exhibit 5.2)

 24.1 Power of Attorney (included on page II-4 of this registration statement)

 25.1             Form T-1 Statement of Eligibility of U.S. Bank Trust National
                  Association to act as trustee under the Indenture


* Previously filed on July 19, 2001 on Form 10-Q

                                      II-5